=============================================================================












                     REPLACEMENT REVOLVING
                       CREDIT AGREEMENT

                             among

                    ACS ENTERPRISES, INC.,
                    ACS HOME SYSTEMS, INC.,
                 APARTMENT CABLE SYSTEMS, INC.
                              and

               BANQUE INDOSUEZ, NEW YORK BRANCH,

                           AS AGENT,

                              and

            THE LENDING INSTITUTIONS LISTED HEREIN

                     --------------------


                  Dated as of August 31, 1995

                     --------------------

                          $36,000,000











=============================================================================

                             TABLE OF CONTENTS



                                                                       Page
                                                                       ----

SECTION 1.     Amount and Terms of Credit..........................     1

      1.01     Commitments ........................................     1
      1.02     Minimum Amount of Each Borrowing ...................     2
      1.03     Notice of Borrowings ...............................     3
      1.04     Disbursement of Funds ..............................     3
      1.05     Revolving Notes ....................................     4
      1.06     Pro Rata Borrowings ................................     5
      1.07     Interest ...........................................     5
      1.08     Capital Requirements ...............................     6
      1.09     Total Commitment; Limitations on
                  Outstanding Revolving Loan Amounts ...............    7

SECTION 2.     Commitments ........................................     7

      2.01     Voluntary Reduction of Commitments .................     7
      2.02     Mandatory Adjustments of Commitments,
                  etc. .............................................    8
      2.03     Commitment Commission ..............................     8

SECTION 3.     Payments ...........................................     8

      3.01     Voluntary Prepayments ..............................     8
      3.02     Mandatory Prepayments ..............................     9
      3.03     Method and Place of Payment ........................    10
      3.04     Net Payments .......................................    11

SECTION 4.     Conditions Precedent ...............................    12

      4.01     Conditions Precedent to Initial
                  Revolving Loans ..................................   12
      4.02     Conditions Precedent to All Revolving
                  Loans ............................................   18

SECTION 5.     Representations, Warranties and
                  Agreements .......................................   20

      5.01     Corporate Status ...................................    20
      5.02     Corporate Power and Authority;
                  Business .........................................   20
      5.03     No Violation .......................................    21
      5.04     Litigation .........................................    21
      5.05     Use of Proceeds ....................................    21


      5.06     Governmental Approvals, etc. .......................    22
      5.07     Investment Company Act .............................    22
      5.08     Public Utility Holding Company Act .................    22
      5.09     True and Complete Disclosure .......................    23
      5.10     Financial Condition; Financial
                  Statements; Projections ..........................   23
      5.11     Security Interests .................................    25
      5.12     Tax Returns and Payments ...........................    25
      5.13     ERISA ..............................................    26
      5.14     Patents, etc. ......................................    26
      5.15     Compliance with Laws, etc. .........................    26
      5.16     Properties .........................................    27
      5.17     Securities .........................................    27
      5.18     Collective Bargaining Agreements ...................    28
      5.19     Indebtedness Outstanding ...........................    28
      5.20     Environmental Protection ...........................    28
      5.21     Environmental Investigations........................    30
      5.22     Business, System Agreements and Other
                  Material Agreements...............................   30

SECTION 6.     Affirmative Covenants ..............................    31

      6.01     Information Covenants ..............................    31
      6.02     Books, Records and Inspections .....................    36
      6.03     Maintenance of Property; Insurance .................    37
      6.04     Payment of Taxes ...................................    37
      6.05     Corporate Franchises ...............................    38
      6.06     Compliance with Statutes, etc. .....................    38
      6.07     Performance of Obligations .........................    38
      6.08     End of Fiscal Years; Fiscal Quarters ...............    38
      6.09     Use of Proceeds ....................................    38
      6.10     Equal Security for Revolving Loans
                  and Revolving Notes; No Further
                  Negative Pledges .................................   38
      6.11     Lender Meeting .....................................    39
      6.12     Pledge of Additional Collateral ....................    39
      6.13     Security Interests .................................    40
      6.14     Environmental Events ...............................    40
      6.15     Issuance of Warrants ...............................    41
      6.16     Regulatory Compliance ..............................    41
      6.17     Channel Lease Consent ..............................    42
      6.18     Collateral Assignment of Lease
                  Agreement ........................................   42

SECTION 7.     Negative Covenants .................................    42

      7.01     Changes in Business ................................    42
      7.02     Amendments or Waivers of Certain
                  Documents ........................................   42




      7.03     Liens ..............................................    42
      7.04     Indebtedness .......................................    44
      7.05     Indebtedness Per Subscriber ........................    45
      7.06     Advances, Investments and Revolving
                  Loans ............................................   45
      7.07     Prepayments of Indebtedness, etc. ..................    46
      7.08     Dividends, etc. ....................................    47
      7.09     Transactions with Affiliates .......................    47
      7.10     Minimum Consolidated EBITDA ........................    47
      7.11     Subsidiaries .......................................    48
      7.12     Disposition of Assets ..............................    48
      7.13     Contingent Obligations .............................    50
      7.14     ERISA ..............................................    50
      7.15     Mergers and Consolidations .........................    51
      7.16     Sale and Lease-Backs ...............................    51
      7.17     Sale or Discount of Receivables ....................    51
      7.18     Minimum Subscribers ................................    51
      7.19     Additional System Agreements .......................    51
      7.20     Subsequent Transaction .............................    52
      7.21     Maintenance of Licenses ............................    52

SECTION 8.     Events of Default ..................................    52

      8.01     Payments ...........................................    52
      8.02     Representations, etc. ..............................    52
      8.03     Covenants ..........................................    52
      8.04     Default Under Other Agreements .....................    53
      8.05     Bankruptcy, etc. ...................................    53
      8.06     Security Documents .................................    54
      8.07     Guarantees .........................................    54
      8.08     Judgments ..........................................    54
      8.09     Ownership ..........................................    54

SECTION 9.     Definitions ........................................    55

SECTION 10.    The Agent ..........................................    76

      10.01    Appointment ........................................    76
      10.02    Delegation of Duties ...............................    76
      10.03    Exculpatory Provisions .............................    76
      10.04    Reliance by the Agent ..............................    77
      10.05    Notice of Default ..................................    78
      10.06    Non-Reliance on Agent and Other
                  Banks ............................................   78
      10.07    Indemnification ....................................    79
      10.08    The Agent in Its Individual Capacity ...............    79
      10.09    Successor Agent ....................................    79
      10.10    Resignation by Agent ...............................    80



SECTION 11.    Miscellaneous ......................................    81

      11.01    Payment of Expenses, etc. ..........................    81
      11.02    Right of Set-off ...................................    82
      11.03    Notices ............................................    82
      11.04    Benefit of Agreement ...............................    83
      11.05    No Waiver; Remedies Cumulative .....................    85
      11.06    Payments Pro Rata ..................................    85
      11.07    Calculations; Computations .........................    86
      11.08    Governing Law; Submission to
                  Jurisdiction; Venue ..............................   86
      11.09    Counterparts .......................................    87
      11.10    Effectiveness ......................................    87
      11.11    Headings Descriptive ...............................    87
      11.12    Amendment or Waiver ................................    87
      11.13    Survival ...........................................    88
      11.14    Domicile of Revolving Loans ........................    88
      11.15    Waiver of Jury Trial ...............................    88
      11.16    Independence of Covenants ..........................    88

Schedule 1     - Amounts of Revolving Loans

Annex I        - List of Banks
Annex II       - Bank Addresses
Annex III      - Summary of Corporate Insurance Policies
Annex IV       - Schedule of Securities
Annex V        - Schedule of Existing Debt
Annex VI       - Schedule of Permitted Affiliate Transactions
Annex VII      - List of Mortgaged Property
Annex IX       - Environmental
Annex X        - System
Annex XI       - System Exceptions
Annex XII      - Violations
Annex XIV      - Authorized Officers
Annex XV       - Subsidiaries
Annex XVI      - Schedule of Channel Lease Consents received in
                    connection with Existing Credit Agreement and
                    Channel Leases that only require Notice of
                    Assignment


Exhibit A      - Form of A Revolving Note
Exhibit B      - Form of B Revolving Note
Exhibit C-1    - Form of Opinion of Fox, Rothschild, O'Brien &
                    Frankel
Exhibit C-2    - Form of Opinion of Rini, Coran & Lancellota
Exhibit C-3    - Form of Local Counsel Opinion
Exhibit D      - Form of Leasehold Mortgage
Exhibit E      - Form of Subsidiary Guarantee



Exhibit F-1    - Form of Borrowers Securities Pledge Agreement
Exhibit F-2    - Form of Subsidiary Securities Pledge Agreement
Exhibit G      - Form of Intellectual Property Security Agreement
Exhibit H-1    - Form of Borrowers General Security Agreement
Exhibit H-2    - Form of Subsidiary General Security Agreement
Exhibit I-1    - Form of Notice of Assignment
Exhibit I-2    - Form of Assignment and Assumption Agreement
Exhibit J      - Form of Notice of Borrowing
Exhibit K      - Form of Channel Lease Notices
Exhibit L      - Form of Channel Lease Consent
Exhibit M      - Form of Warrant
Exhibit N      - Form of Registration Rights Agreement


        REPLACEMENT REVOLVING CREDIT AGREEMENT, dated as of August 31, 1995, among ACS ENTERPRISES, INC., a Pennsylvania corporation (the "Company"), ACS HOME SYSTEMS, INC., a Pennsylvania corporation ("Home Systems"), and APARTMENT
CABLE SYSTEMS, INC., a Pennsylvania corporation ("Apartment Cable" and, together with the Company and Home Systems, individually a "Borrower" and collectively the "Borrowers"), the lending institutions listed in Annex I (each a "Bank" and, collectively, the "Banks") and the New York branch of BANQUE INDOSUEZ ("Indosuez") as the agent and collateral agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

                                WITNESSETH:

            WHEREAS, Company owns and operates wireless cable television systems, also known as multi-channel multipoint distribution service;

            WHEREAS, pursuant to that certain Credit Agreement dated as of November 9, 1993 (the "Existing Credit Agreement"), between the Borrowers, the lenders listed therein and Banque Paribas, as agent, as amended, modified or supplemented, from time to time, the lenders thereto have made certain loans (the "Existing Loans") to the Borrowers in an aggregate outstanding principal amount equal to approximately $21,300,000;

            WHEREAS, the Borrowers have requested that the Banks make Revolving Loans (as defined herein) which shall be used
(i) to replace the Existing Loans and other obligations outstanding under the Existing Credit Agreement and (ii) for working capital purposes of the Borrowers, all on the terms and conditions set forth herein;

            WHEREAS, the Banks are willing to make available the Revolving Loans provided for herein.

            NOW, THEREFORE, IT IS AGREED:

            SECTION 1.  Amount and Terms of Credit.

            1.01 Commitments. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees in the case of any Borrowing under the A Revolving Portion, at any time and from time to time on and after the Closing Date and prior to the A Revolving Loan Commitment Termination Date, and in the case of any Borrowing under the B Revolving Portion, at any time and from time to time on and after the Closing Date and prior to the B Revolving Loan Commitment Termination Date, to make a Revolving Loan or Revolving Loans to the Borrowers, which Revolving Loans shall be drawn under the Loan Facility (including the A Revolving Portion and B Revolving Portion thereof), as set forth below.

            (a) Revolving Loans under the A Revolving Portion of the Loan Facility (each an "A Revolving Loan" and, collectively, the "A Revolving Loans") (i) shall be made at any time and from time to time on and after the Closing Date to the Borrowers, as joint and several obligors, up to the amount set forth in Section 1.09, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding the A Revolving Loan Commitment of such Bank at such time and (iv) shall not be made if the aggregate principal amount of A Revolving Loans then outstanding, after giving effect to the A Revolving Loan requested by the relevant Notice of Borrowing, would exceed the Total A Revolving Loan Commitment.

            (b) Revolving Loans under the B Revolving Portion of the Loan Facility (each a "B Revolving Loan" and, collectively, the "B Revolving Loans") (i) shall be made at any time and from time to time on and after the Closing Date and prior to the B Revolving Loan Commitment Termination Date to the Borrowers, as joint and several obligors, up to the amount set forth in Section 1.09,
      (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding the B Revolving Loan Commitment of such Bank at such time and (iv) shall not be made if the aggregate principal amount of B Revolving Loans then outstanding, after giving effect to the B Revolving Loan requested by the relevant Notice of Borrowing, would exceed the Total B Revolving Loan Commitment.

            1.02 Minimum Amount of Each Borrowing. The minimum aggregate principal amount of a Borrowing of A Revolving Loans or B Revolving Loans shall be $500,000 (other than a Borrowing such that the total amount of either A Revolving Loans or B Revolving Loans, as the case may be, to be outstanding after giving effect to such Borrowing shall be equal to the Total A Revolving Loan Commitment or Total B Revolving Loan Commitment, as the case may be) and, if greater, shall be in integral multiples of $100,000; provided that the Borrowing of the A Revolving Portion of the Initial Revolving Loans shall be in the aggregate principal amount of $22,000,000 and the B Revolving Portion of the Initial Revolving Loans shall be in the aggregate principal amount of $100,000.

            1.03 Notice of Borrowings. Whenever the Borrowers desire that the Banks make the Initial Revolving Loans an Authorized Officer shall give the Agent at the Agent's Office prior to 11:00 a.m. (New York time) at least two Business Days' prior written notice (or telephone notice promptly confirmed in writing) of each such Borrowing. Whenever the Borrowers desire that the Banks make Revolving Loans after the Closing Date, an Authorized Officer shall give the Agent at the Agent's Office prior to 11:00 a.m. (New York time) at least two Business Days' prior written notice (or telephone notice promptly confirmed in writing) of each such Borrowing. Each such notice, which shall be substantially in the form of Exhibit J hereto (each a "Notice of Borrowing"), shall be irrevocable, shall be deemed a representation by the Borrowers that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the Borrower(s) to which such Revolving Loans are proposed to be made, (ii) the aggregate principal amount in U.S. dollars of the Revolving Loans to be made pursuant to such Borrowing, all of which shall be specified in such manner as is necessary to comply with all limitations on A Revolving Loans or B Revolving Loans outstanding hereunder, and (iii) the date of Borrowing (which shall be a Business Day).

            The Agent shall as promptly as practicable give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

            1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Bank will make available to the Agent in New
York its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

            (b) Each Bank shall make available all amounts it is to fund under any Borrowing on or after the Closing Date in immediately available funds to the Agent to the account specified therefor by the Agent or if no account is so specified at the Agent's Office and the Agent will make such funds available to the Borrower(s) by depositing to the account specified therefor by the Borrowers or if no account is so specified to their account at the Agent's Office the aggregate of the amounts so made available. Unless the Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such corresponding amount available to the Borrower, the Agent shall be entitled to recover such amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower(s) to the date such amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the Federal Funds Rate or (y) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with
Section 1.07, for the respective Revolving Loans. The Agent shall also be entitled to recover from any Bank an amount equal to any other losses incurred by the Agent as a result of the failure of such Bank to provide such amount as provided in this Agreement.

            (c) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrowers may have against any Bank as a result of any default by such Bank hereunder.

            1.05  Revolving Notes.  (a)  The Borrowers'
obligation to pay the principal of and interest on all the Revolving Loans made to them by each Bank shall be joint and several, and shall be evidenced (i) if A Revolving Loans, by a promissory note (each, an "A Revolving Note" and, collectively, the "A Revolving Notes") duly executed and delivered by the Borrowers, substantially in the form of Exhibit A hereto, each with blanks appropriately completed in conformity herewith, and
(ii) if B Revolving Loans, by a promissory note (each, a "B Revolving Note" and, collectively, the "B Revolving Notes") duly executed and delivered by the Borrowers substantially in the form of Exhibit B hereto, with blanks appropriately completed in conformity herewith.

            (b) The A Revolving Note of the Borrowers issued to each Bank shall (i) be executed by the Borrowers, (ii) be payable to the order of such Bank and be dated the Closing
Date, (iii) be in a stated principal amount equal to the A Revolving Loan Commitment to such Bank and be payable in the aggregate principal amount of the A Revolving Loans evidenced thereby, (iv) mature, with respect to each Loan evidenced thereby, on the A Revolving Maturity Date, (v) be subject to mandatory prepayment as provided in Section 3.02, (vi) bear interest as provided in the appropriate clause of Section 1.07 and (vii) be entitled to the benefits of this Agreement and the other applicable Credit Documents.

            (c) The B Revolving Note of the Borrowers issued to each Bank shall (i) be executed by the Borrowers, (ii) be payable to the order of such Bank and be dated the Closing
Date, (iii) be in a stated principal amount equal to the B Revolving Loan Commitment of such Bank and be payable in the aggregate principal amount of the B Revolving Loans evidenced thereby, (iv) mature, with respect to each B Revolving Loan evidenced thereby, on the B Revolving Maturity Date, (v) be subject to mandatory prepayment as provided in Section 3.02,
(vi) bear interest as provided in the appropriate clause of
Section 1.07 and (vii) be entitled to the benefits of this Agreement and the other applicable Credit Documents.

            (d) Each Bank will note on its internal records the amount of each Revolving Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Revolving Notes, endorse on the reverse side thereof the outstanding principal amount of Revolving Loans evidenced thereby. Failure to make any such notation shall not affect the Borrowers' obligations hereunder or under the other applicable Credit Documents in respect of such Revolving Loans.

            1.06 Pro Rata Borrowings. All Borrowings under this Agreement shall be loaned by the Banks pro rata on the basis of their A Revolving Loan Commitment or B Revolving Loan
Commitment, as the case may be. All Borrowings under this Agreement (other than the Borrowing of Initial Revolving Loans) shall be loaned pro rata from the A Revolving Portion and the B Revolving Portion. No Bank shall be responsible for any default by any other Bank in its obligation to make Revolving Loans hereunder and each Bank shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

            1.07 Interest. (a) The unpaid principal amount of each Revolving Loan shall bear interest from the date of Borrowing thereof until maturity (whether by acceleration or otherwise) at a floating rate per annum which shall at all times be the Prime Rate in effect from time to time plus
(i) from the Closing Date until November 30, 1995, 4.0%,
(ii) from December 1, 1995 until February 29, 1996, 4.5%,
(iii) from March 1, 1996 until May 31, 1996, 5%, and (iv) from June 1, 1996 until the Final Maturity Date, 5.5%.

            (b) The unpaid principal amount of each Revolving Loan, upon the occurrence and during the continuance of an Event of Default, overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan shall bear interest at a rate per annum equal to the rate of interest applicable thereto plus 2%.

            (c) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) monthly in arrears on the last Business Day of each month beginning September 30, 1995, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding the foregoing, interest payable at the rate provided in Section 1.07(b) shall be payable on demand.

            (d) All computations of interest hereunder shall be made in accordance with Section 11.07(b).

            1.08 Capital Requirements. If any Bank shall have determined that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or such Bank's parent with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including in each case any such change proposed or published prior to the date hereof but taking effect thereafter), has or would have the effect of reducing the rate of return on such Bank's or such Bank's parent's capital or assets as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such Bank's parent could have achieved but for such adoption, effectiveness or change or as a consequence of an increase in the amount of capital required to be maintained by such Bank (including in each case, without limitation, with respect to any Bank's Revolving Loan), then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's parent, as the case may be, for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.08, will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although any delay in giving any notice shall not release or diminish any of the Borrowers' obligations to pay additional amounts pursuant to this Section 1.08.

            1.09 Total Commitment; Limitations on Outstanding Revolving Loan Amounts. The original amount of the (i) Total Commitment is $36,000,000, (ii) Total A Revolving Loan Commitment is $22,000,000, and (iii) Total B Revolving Loan Commitment is $14,000,000. Anything contained in this Agreement to the contrary notwithstanding, (a) in no event shall the sum of the aggregate principal amount of all A Revolving Loans and B Revolving Loans of any Bank at any time exceed such Bank's portion of the Total Commitment and (b) in no event shall the sum of the aggregate principal amount of all A Revolving Loans and B Revolving Loans from all Banks at any time exceed the Total Commitment.

            SECTION 2.  Commitments.

            2.01 Voluntary Reduction of Commitments. Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at the Agent's Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrowers shall have the right to terminate the unutilized portion of the Total A Revolving Loan Commitment or the Total B Revolving Loan Commitment, in whole or in part, available to the Borrowers; provided that (x) any such termination shall apply pro rata between the Total A Revolving Loan Commitment and the Total B Revolving Loan Commitment based on the then unutilized portion of the Total A Revolving Loan Commitment and Total B Revolving Loan Commitment, respectively, (y) any such termination shall apply to proportionately and permanently reduce the A Revolving Loan Commitment and B Revolving Loan Commitment, as the case may be, of each of the Banks and (z) any partial reduction pursuant to this Section 2.01 shall be in the amount of at least $500,000 and integral multiples of $100,000 in excess of that amount; provided, further, that the Total A Revolving Loan Commitment shall not be reduced to an amount less than the aggregate A Revolving Loans then outstanding and the Total B Revolving Loan Commitment shall not be reduced to an amount less than the aggregate B Revolving Loans then outstanding.

            2.02  Mandatory Adjustments of Commitments, etc.
(a) The Total A Revolving Loan Commitment shall terminate on the A Revolving Loan Commitment Termination Date and the Total B Revolving Loan Commitment shall terminate on the B Revolving Loan Commitment Termination Date.

            (a)  The Total A Revolving Loan Commitment and Total
B Revolving Loan Commitment shall be permanently reduced in the amount and at the time of any payment on the Revolving Loans required to be applied to the Revolving Loans pursuant to
Section 3.02(B)(a) in the manner provided for in
Section 3.02(B)(a).

            2.03 Commitment Commission. The Borrowers, jointly and severally, agree to pay the Agent a commitment commission ("Commitment Commission") for the account of each Bank for the period from and including the Closing Date to but not including the date the Total Commitment has been terminated, computed at a rate equal to 1/2% per annum on the daily average Unutilized Commitment of such Bank. Accrued Commitment Commission shall be due and payable monthly in arrears on the last Business Day of each month commencing September 30, 1995 and on the later of the A Revolving Loan Commitment Termination Date and the B Revolving Loan Commitment Termination Date, based on the actual number of days elapsed over a year of 365 days.


            SECTION 3.  Payments.

            3.01 Voluntary Prepayments. The Borrowers shall have the right to prepay Revolving Loans in whole or in part from time to time on the following terms and conditions:
(i) the Borrowers shall give the Agent at the Agent's Office written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay the Revolving Loans and the amount of such prepayment, which notice shall be given by the Borrowers at least one Business Day prior to the date of such prepayment and which notice shall promptly be transmitted by the Agent to each of the Banks, (ii) each partial prepayment shall be in an aggregate principal amount of at least $500,000 and integral multiples of $100,000 in excess of that amount and
(iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata between the A Revolving Loans and the B Revolving Loans based on the aggregate amount of A Revolving Loans and B Revolving Loans then outstanding; provided, that, if the Revolving Loans are prepaid, in whole or in part, after October 31, 1995, the Borrowers shall pay to the Agent, for the ratable account of the Banks, a redemption fee equal to the greater of (i) $400,000 or (ii) 3% of the amount that (x) the maximum amount of Revolving Loans outstanding at any time exceeds (y) the Existing Loans.

            3.02  Mandatory Prepayments.

            (A)   Requirements:

            (a) The Borrowers shall prepay the outstanding principal amount of the A Revolving Loans or B Revolving Loans on any date on which the aggregate outstanding principal amount of such Revolving Loans (after giving effect to any other repayments or prepayments on such day) exceeds the Total A Revolving Loan Commitment or the Total B Revolving Loan Commitment in the amount of such excess.

            (b) On the date of receipt by any of the Borrowers of Net Cash Proceeds or Net Financing Proceeds, an amount equal to such Net Cash Proceeds or Net Financing Proceeds shall be applied as provided in Section 3.02(B)(a).

            (c) On the date of the receipt thereof by any of the Borrowers, an amount equal to 100% of the proceeds received by such Borrowers (net of underwriting discounts and commissions and other costs and expenses directly associated therewith) of the sale after the Closing Date of equity securities shall be applied as provided in Sec-tion 3.02(B)(a); provided that this Section 3.02(A)(c) shall not apply to warrants and options issued by the Company and outstanding on the date hereof.

            (d) On the date of receipt thereof by any of the Borrowers, an amount equal to 100% of any insurance proceeds received, less any portion of such proceeds not in excess of $100,000 that is promptly applied to repair or replace the damaged property in respect of which such proceeds were received (provided, that if the damaged property constituted Collateral, any such replacement property shall be made subject to the Lien of the Security Documents), shall be applied as provided in Section 3.02(B)(a).

            (e) If any of the Mortgaged Property is the subject of a Taking or Destruction and the Borrowers have elected not to effect a Restoration or neither the Collateral Agent nor the Borrowers have elected to effect a Restoration, in each case, in accordance with the provisions of the applicable Mortgage, then on the first Business Day following the last day the Borrowers can elect to effect a Restoration (in the event that a Borrower has the right to make such an election) or, in the event that the Borrowers do not have the right to make an election to effect a Restoration, the day the Collateral Agent has notified the Borrowers that a

      Restoration will not be required in the case of any of the Mortgaged Property being the subject of a Taking or Destruction, an amount equal to the applicable Net Award or Net Proceeds, as the case may be, as a result of such Taking or Destruction shall be applied as provided in
      Section 3.02(B)(a).

            (f) On the date of the receipt thereof by any of the Borrowers, an amount equal to 100% of any tax refund made to such Borrower shall be applied as provided in
      Section 3.02(B)(a).

            (B)   Application:

            (a)  Prepayments to be applied pursuant to this
      Section 3.02(B)(a) shall be applied (i) to prepay A Revolving Loans and B Revolving Loans in the amount prepaid on a pro rata basis between the A Revolving Portion and the B Revolving Portion based on the aggregate amount of A Revolving Loans and B Revolving Loans then outstanding and (ii) to reduce the Total A Revolving Loan Commitment and the Total B Revolving Loan Commitment in the amount prepaid on a pro rata basis between the Total A Revolving Loan Commitment and the Total B Revolving Loan Commitment; and

            (b) With respect to each prepayment of Revolving Loans required by Section 3.02(A), the Borrowers shall give the Agent two Business Days notice. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to the payment of interest before application to principal.

            3.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent, for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America to the account specified therefor by the Agent or if no account has been so specified at the Agent's Office, it being understood that written notice by a Borrower to the Agent to make a payment from the funds in such Borrower's account at the Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. The Agent will thereafter cause to be distributed on the same day (if payment is actually received by the Agent in New York prior to 1:00 P.M. (New York time) on such day) funds relating to the payment of principal or interest ratably to the Banks entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by the Agent in full on the same day (if payment is actually received by the Agent prior to 1:00 P.M. (New York time) on such day), the Agent shall pay to each Bank its ratable amount thereof and each such Bank shall be entitled to receive from the Agent, upon demand, interest on such amount at the Prime Rate for each day from the date such amount is paid to the Agent until the date the Agent pays such amount to such Bank.

            (b) Any payments under this Agreement which are made by any Borrower later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

            3.04 Net Payments. (a) All payments by the Borrowers under this Agreement or under any Credit Document shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the income of a Bank pursuant to the income tax laws of the United States or of any other jurisdiction (collectively, "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement and/or any Credit Document. A certificate as to the calculation of any additional amounts payable to a Bank under this Section 3.04 submitted to the Borrowers by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrowers shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the reasonable judgment of such Bank) to establish any tax credit to which such Bank may be entitled. In respect of amounts payable to such Bank pursuant to this Section 3.04, the Borrowers shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the United States of America, any State or political subdivision thereof, or the jurisdiction in which such Bank is incorporated, or a jurisdiction in which the principal office or lending office of such Bank is located, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Bank shall determine are or were payable by such Bank.

            (b)  Without prejudice to the provisions of
clause (a) of this Section 3.04, if any Bank, or the Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any sum received or receivable under this Agreement and/or the other Credit Documents by such Bank, or the Agent on its behalf, or any liability for Tax in respect of any such payment is imposed, levied or assessed against any Bank, or the Agent on its behalf, the Borrowers will promptly indemnify such Person against such Tax payment or liability, together with any interest, penalties and reasonable expenses (including counsel fees and expenses) payable or incurred in connection therewith, including any tax of any Bank arising by virtue of payments under this clause (b), computed in a manner consistent with clause (a) of this Section 3.04. A certificate by such Bank, or the Agent on its behalf, as to the calculation and amount of such payments shall, absent manifest error, be final, conclusive and binding upon all parties hereto for all purposes.

            SECTION 4.  Conditions Precedent.

            4.01 Conditions Precedent to Initial Revolving Loans. The obligations of the Banks to make the Initial Revolving Loans to the Borrowers hereunder are subject, at the time of the making of such Initial Revolving Loans, to the substantially contemporaneous satisfaction of the following conditions:

            (a) Officer's Certificate. On the Closing Date, the Agent shall have received certificates dated such date signed by an appropriate officer of each of the Borrowers stating that all of the applicable conditions set forth in this Section 4.01 and Section 4.02 (in each case disregarding any reference therein that such condition be deemed satisfactory by the Agent and/or the Required Banks) have been satisfied or waived as of such date.

            (b) Opinions of Counsel. On the Closing Date, the Agent shall have received an opinion or opinions addressed to each of the Banks and dated the Closing Date, each in form and substance satisfactory to the Agent, from (i) Fox, Rothschild, O'Brien & Frankel, counsel to the Borrowers, which opinion shall address the matters contained in Exhibit C-1 hereto,
(ii) Rini, Coran & Lancellota, special FCC counsel to the Borrowers, which opinion shall address the matters set forth in Exhibit C-2 hereto, and (iii) appropriate local counsel to the Borrowers with respect to the Guarantees and the Security

Documents, which opinions shall address the matters contained in Exhibit C-3.

            (c) Corporate Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by the Credit Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested from any of the Borrowers or any Affiliate of either thereof in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities. Without limiting the foregoing, the Agent shall have received
(i) resolutions of the Board of Directors of each of the Borrowers and any Affiliate thereof approving and authorizing such documents and actions as are contemplated hereby in form and substance reasonably satisfactory to the Agent including without limitation the execution and delivery of all Credit Documents to be executed by such Person, certified by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment, and
(ii) signature and incumbency certificates of officers of each of the Borrowers and any Affiliate thereof executing instruments, documents or agreements required to be executed in connection with this Agreement.

            (d) Organizational Documentation, etc. On or prior to the Closing Date, the Banks shall have received copies of true and complete certified copies of the following documents of each of the Borrowers, the provisions of which shall be reasonably satisfactory to the Agent:

            (i)  Copies of each such Person's respective
      Certificate or Articles of Incorporation, which shall be certified and be accompanied by a good standing certificate, if any, from the jurisdiction of its organization and good standing certificates, if any, from the jurisdictions in which it is qualified to do business as a foreign corporation, each to be dated a recent date prior to the Closing Date; and

            (ii) Copies of each such Person's respective By-laws, certified as of the Closing Date by its corporate secretary.

            (e)  Revolving Notes.  There shall have been
delivered to the Agent for the account of each of the Banks the A Revolving Notes and B Revolving Notes executed by the respective Borrowers in the amounts and maturities and as otherwise provided herein.

            (f) Certain Fees. All costs, fees and expenses (including, without limitation, legal fees and expenses) payable to Indosuez by the Borrowers pursuant to the letter agreement between the Borrowers and Indosuez dated August 9, 1995, shall have been paid in full and the Borrowers shall have paid or have caused to be paid the commitment and other fees and expenses (including, without limitation, reasonable documented legal fees and expenses) contemplated hereby and/or in connection with the other Documents.

            (g)  Conditions Relating to Mortgaged Property and
Real Property. On or prior to the Closing Date, the Borrowers shall have caused to be delivered to the Agent, on behalf of the Banks, the following documents and instruments:

            (i) a Mortgage encumbering each Mortgaged Property in favor of the Agent, for the benefit of the Banks, duly executed and acknowledged by the Borrower that is the owner of or holder of an interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each political subdivision or foreign jurisdiction where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable law, and such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 4.01(b)(iii) in respect of such Mortgage, all of which shall be in form and substance satisfactory to the Agent, and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall be effective to create a first priority Lien on such Mortgaged Property subject to no Liens other than Prior Liens;

           (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

          (iii) with respect to each Mortgaged Property, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

           (iv) with respect to each Real Property and each Mortgaged Property, UCC, judgment and tax lien searches (or foreign jurisdiction equivalents) confirming that the personal property comprising a part of such Real Property or Mortgaged Property is subject to no Liens other than Prior Liens;

            (v) evidence acceptable to the Agent of payment by the appropriate Borrower of all applicable title insurance expenses, search and examination charges, survey costs and related charges, mortgage recording taxes and fees, charges, costs and expenses required for the recording of the Mortgages;

           (vi) with respect to each Real Property or Mortgaged Property, copies of all Leases, subleases, leases in which a Borrower holds the tenant's interest or other agreements relating to possessory interests. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Mortgage to be recorded against such Mortgaged Property and otherwise acceptable to the Agent;

          (vii) with respect to each Mortgaged Property, an Officers' Certificate or other evidence satisfactory to the Agent that as of the date thereof there (x) has been issued and is in effect a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Property and that there is not outstanding any citation, violation or similar notice indicating that such Mortgaged Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness, (y) has not occurred any Taking or Destruction of any Mortgaged Property or Real Property and
      (z) are no disputes regarding boundary lines, location, encroachment or possession of any Real Property or Mortgaged Property and no state of facts existing which could give rise to any such claim; and (viii) with respect to each Mortgaged Property, a policy of title insurance (or commitment to insure executed by the Title Company) insuring the Lien of such Mortgage as a valid first priority mortgage Lien on such Mortgaged Property described therein in an amount not less than 100% of the fair market value thereof, each of which policy or policies shall (a) be issued by the Title Company, (b) be supplemented by endorsements (to the extent available under applicable law at a commercially reasonable rate) reasonably requested by the Collateral Agent and (c) contain no exceptions to title other than exceptions for Prior Liens applicable to such Mortgaged Property.

            (h) Financial Statements, etc. Prior to the Closing Date, the Agent shall have received audited financial statements including a balance sheet and statements of income and cash flow of each of the Borrowers for the twelve months ended December 31, 1994, together with unqualified opinions of Ernst & Young, and unaudited financial statements for the six months ended June 30, 1995, and the pro forma financial statements (including an opening balance sheet) of each of the Borrowers as at August 31, 1995 after giving effect to the Borrowings under this Agreement. The Borrowers shall have delivered to the Agent financial projections with respect to the Borrowers, accompanied by a statement by the Borrowers that such projections are based on assumptions believed by the Borrowers in good faith to be reasonable as to the future financial performance of the Borrowers, satisfactory to the Required Banks.

            (i) Insurance. Set forth on Annex III is a summary of all insurance policies maintained by the Borrowers and their respective Subsidiaries, and the insurance coverage provided for the Borrowers by such insurance policies shall be reasonably satisfactory to the Required Banks.

            (j) Indebtedness, etc. On or prior to the Closing Date and except as set forth on Annex V, the Borrowers shall have received all necessary consents or waivers or amended, supplemented or otherwise modified, repaid or defeased their outstanding Indebtedness in a manner and on terms reasonably satisfactory to the Agent such that there exists no default or potential default (as a result of the consummation of the transactions contemplated hereby) with respect to such Indebtedness or under any note, evidence of indebtedness, mortgage, deed of trust, security document or other agreement relating to such Indebtedness and such indentures, notes, evidences of indebtedness, mortgages, deeds of trust or other agreements relating to such Indebtedness shall not contain any restriction on the ability of any of the Borrowers to enter into the Mortgages, Pledge Agreements or other Security Documents or the granting of any Lien in favor of the Banks in connection therewith, or contain any financial covenants, agreements or tests applicable to any of the Borrowers.
Annex VIII sets forth a true list of all Liens other than

Permitted Encumbrances on the property of the Borrowers as of the Closing Date.

            (k) Security Documents and Guarantees. The Security Documents and the Guarantees shall have been duly executed and delivered by the respective parties thereto and there shall have been delivered to the Agent (i) certificates representing all Pledged Securities (if certificated), together with executed and undated stock powers and/or assignments in blank,
(ii) evidence of the filing of appropriate financing statements or comparable documents under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Agent a perfected first priority Lien on such Collateral superior to and prior to the rights of all third persons and subject to no other Liens, (iii) certified copies of Requests for Information (Form UCC-11 or the equivalent), or equivalent reports or lien search reports listing all effective financing statements or comparable documents which name any Borrower or Subsidiary Guarantor as debtor and which are filed in those jurisdictions in which any of the Collateral is located and the jurisdictions in which any Borrower's or Subsidiary Guarantor's principal place of business is located, none of which shall encumber the Collateral covered or intended or purported to be covered by the Security Documents and
(iv) evidence of the completion of all recordings and filings of each Security Document related to Mortgaged Property and delivery of such other security and other documents as may be necessary or, in the opinion of Agent, desirable to perfect the Liens created, or purported or intended to be created, by the Security Documents.

            (l) Consents, etc. All material governmental and third party approvals and consents, if any, in connection with the transactions contemplated by the Credit Documents, and in either case otherwise referred to herein or therein to be completed on or before the Closing Date shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority. There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Loans hereunder.

            (m) Channel Lease Notices/Consents. The Borrowers shall have delivered to the Agent (i) evidence satisfactory to the Agent that the Borrowers delivered to each owner and lessor of each System Agreement listed on Annex XVI hereto a Channel Lease Notice, substantially in the form of Exhibit K hereto, and (ii) evidence satisfactory to the Agent that a Channel Lease Consent, substantially in the form of Exhibit L hereto, has been delivered to each owner and lessor of each System Agreement other than those described above in (i).

            (n) UCC-1 Amendments. There shall have been delivered to the Agent evidence of the filing of amendments to the financing statements filed by CAI Wireless System, Inc. as secured party in each office where a financing statement has been filed naming CAI Wireless Systems, Inc. as secured party, stating that, notwithstanding that CAI filed a financing statement prior to the Agent, (i) the Agent has a perfected first priority Lien on the Collateral superior and prior to the rights of CAI and (ii) the obligations under the promissory note dated August 10, 1995 executed by the Company are subordinate to the Obligations under this Agreement.

            (o)  Registration Rights Agreement.  The Registration
Rights Agreement shall have been duly executed and delivered by the respective parties thereto.

            The acceptance of the proceeds of each Borrowing of Initial Revolving Loans shall constitute a representation and warranty by each Borrower to each of the Banks that all of the applicable conditions specified above have been satisfied or waived as of that time and that, at the time of a Borrowing of such Initial Revolving Loan and the conditions specified in
Section 4.02 have been satisfied or waived. All of the certificates, legal opinions and other documents and papers referred to in this Section 4.01, unless otherwise specified, shall be delivered to the Agent at the Agent's Office (or such other location as may be specified by the Agent) for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Agent.

            4.02  Conditions Precedent to All Revolving Loans.
The obligation of the Banks to make all Revolving Loans is subject, at the time of each such Revolving Loan, to the satisfaction of the following conditions:

            (a) Effectiveness. This Agreement shall have become effective as provided in Section 11.10.

            (b) No Default; Representations and Warranties. At the time of the making of each Revolving Loan and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Revolving Loan, unless such representation and warranty expressly indicates that it is being made as of any other specific date in which case on and as of such other date.

            (c) Adverse Change, etc. (i) Since June 30, 1995, nothing shall have occurred or become known which the Required
Banks or the Agent shall have determined has a Materially
Adverse Effect.

            (ii) All material governmental and third party approvals and consents (including, without limitation, all material approvals and consents required in connection with any environmental statutes, rules or regulations), if any, in con-nection with the conduct of the business of each Borrower or its respective Subsidiaries shall have been obtained and remain in effect.

            (iii) There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of any Revolving Loans hereunder the effect of which judgment, order, injunction or restraint is adverse to any Bank.

            (d) Documentation and Opinions of Counsel. The Agent shall have received such documentation and opinion or opinions, addressed to each of the Banks, from counsel to each Borrower as may be reasonably required, with reasonable notice under the circumstances, by and shall be reasonably satisfactory to the Agent from (i) such counsel to each Borrower, (ii) FCC counsel and (iii) appropriate local counsel, which opinions shall cover such matters as reasonably requested by, and be in form and substance satisfactory to, the Agent.

            (e) Margin Rules. On the date of each Borrowing of Revolving Loans, neither the making of any Revolving Loan nor the use of the proceeds thereof will violate the provisions of Regulation G, T, U or X of the Board of Governors of the
Federal Reserve System.

            (f) Real Property Disclosure. Each Borrower shall have made all notifications, registrations, and filings in accordance with all State, Local and Foreign Real Property Disclosure Requirements applicable to the Real Property, including the use of forms provided by state or local agencies, where such forms exist, whether to the Borrowers or to or with the state or local agency.

            The acceptance of the proceeds of each Borrowing of Revolving Loans shall constitute a representation and warranty by each Borrower to each of the Banks that all of the applicable conditions specified in Section 4.02 have been satisfied or waived.

            All of the certificates, legal opinions and other documents and papers referred to in this Section 4.02, unless otherwise specified, shall be delivered to the Agent at the Agent's Office (or such other location as may be specified by the Agent) for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Agent.

            SECTION 5.  Representations, Warranties and
Agreements. In order to induce the Banks to enter into this Agreement and to make the Revolving Loans provided for herein, the Borrowers jointly and severally make the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Loans (with the execution and delivery of this Agreement and the making of each Revolving Loan thereafter being deemed to constitute a representation and warranty that the matters specified in this
Section 5 are true and correct in all material respects as of the date of each such Revolving Loan unless such representation and warranty expressly indicates that it is being made as of any specific date):

            5.01 Corporate Status. Each Borrower and each of its respective Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization; (ii) has the requisite corporate or other organizational power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, except for those governmental licenses, authorizations, consents or approvals the failure of which to be so obtained would not have a Materially Adverse Effect and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Materially Adverse Effect.

            5.02 Corporate Power and Authority; Business. Each Borrower and each of its respective Subsidiaries has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Borrower and each of its respective Subsidiaries has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

            5.03 No Violation. Except as disclosed on Annex XII, neither the execution, delivery and performance by any Borrower or its respective Subsidiaries of this Agreement or the other Documents to which it is a party nor compliance with the terms and provisions hereof and thereof, nor the consummation of the transactions contemplated herein and therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Borrower or its respective Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which any Borrower or its respective Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the charter or by-laws of any Borrower or its respective Subsidiaries, except, in each case, where such contravention, conflict, inconsistency, breach, default, creation, imposition, obligation or violation would not have a Materially Adverse Effect.

            5.04 Litigation. Except as disclosed on Annex XI, there are no actions, judgments, suits or proceedings pending or, to the Borrowers' knowledge, threatened with respect to any Borrower or its respective Subsidiaries as to which there is a reasonable likelihood of a Materially Adverse Effect.

            5.05 Use of Proceeds. (a) All the proceeds of all Revolving Loans to be made hereunder shall be utilized to make payments as set forth in the recitals hereto; provided that Borrowers may use the proceeds of Revolving Loans to make interest payments under this Agreement.

            (b) Neither the making of any Revolving Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

            5.06 Governmental Approvals, etc. Except with respect to the consents referenced in Section 4.01(m)(ii), no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any third party or any governmental or public body or authority, or by any subdivision thereof, including but not limited to any radio, television or other license, permit, certificate or approval granted or issued by the FCC or any other Governmental Authority (including without limitation any MDS, MMDS, OFS, ITFS, business radio, earth station or experimental licenses or permits issued by the FCC) (other than those orders, consents, approvals, licenses, authorizations or validations which have previously been obtained or made and except for filings to perfect security interests granted pursuant to the Security Documents, all of which will be accomplished on or prior to the Closing Date), is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Document; provided, however, to the extent the performance of any Document or the transactions contemplated therein involves a transfer of control or assignment of any license, permit, certificate or other authorization issued by the FCC, then FCC approval may be required prior to such transfer of control or assignment. At the time of the making of the Revolving Loans, there does not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of Revolving Loans or the performance by the Borrowers or their respective Subsidiaries of their respective obligations under the Documents.

            5.07 Investment Company Act. Neither the Borrowers nor any of their respective Subsidiaries is, or will be after giving effect to the transactions contemplated hereby, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or subject to any federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed or guarantee such indebtedness as contemplated hereby or by any other Credit Document.

            5.08 Public Utility Holding Company Act. Neither the Borrowers nor any of their respective Subsidiaries is, or will be after giving effect to the transactions contemplated hereby, a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            5.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrowers in writing to any Bank (including, without limitation, all information contained in the Credit Documents and the Evaluation Materials) for purposes of or in connection with this Agreement or any transaction contemplated herein is (or was, on the date of making any Revolving Loans), and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to any Borrower which materially and adversely affects the business, operations, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of any Borrower, which has not been disclosed herein or in such other documents, certificates and written statements furnished to the Banks for use in connection with the transactions contemplated hereby.

            5.10 Financial Condition; Financial Statements; Projections. (a) None of the Borrowers is entering into the arrangements contemplated hereby and by the other Credit Documents, or intends to make any transfer or incur any obligations hereunder or thereunder with actual intent to hinder, delay or defraud either present or future creditors.
On and as of the Closing Date, on a pro forma basis after giving effect to the Indebtedness incurred and Liens and Guarantees created, or to be created, by each Borrower, (w) the Borrowers do not expect that final judgments against any of them in actions for money damages with respect to pending or threatened litigation will be rendered at a time when, or in an amount such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered and the cash available to each Borrower, after taking into account all other anticipated uses of the cash of such Borrower (including the payments on or in respect of debts (including its Contingent Obligations));

(x) no Borrower or its respective Subsidiaries will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Person from any source, and of amounts to be payable on or in respect of debts of such Person and the amounts referred to in the preceding clause (w)); (y) each Borrower and its respective Subsidiaries, after taking into account all other anticipated uses of the cash of such Person, anticipates being able to pay all amounts on or in respect of debts of such Person when such amounts are required to be paid; and (z) each Borrower and its respective Subsidiaries will have sufficient capital with which to conduct its present and presently proposed business and the property of such Borrower and its respective Subsidiaries does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 5.10, "debt" means any liability on a claim, and "claim" means a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (b) The Borrowers have heretofore delivered to the Banks audited financial statements including a balance sheet, statements of income, of cash flow and of stockholders' equity of each Borrower for the twelve months ended December 31, 1994, together with unqualified opinions of Ernst & Young, and unaudited financial statements for each Borrower for the months ended June 30, 1995. All the financial statements for each Borrower referred to in the preceding sentence were prepared in accordance with GAAP consistently applied and fairly present the financial position of such Borrower for the period covered thereby, except in the case of interim financial statements for normal year-end adjustments and the absence of footnote disclosures. Except as contemplated hereby, since December 31, 1994 no event or events have occurred that are likely to have a Materially Adverse Effect.

            (c)  As of the Closing Date, except as fully
reflected or reserved against in the financial statements and the notes thereto described in Section 5.10(b), there were no liabilities or obligations with respect to any Borrower or any of their respective Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, any individually or in aggregate, would be material to such Borrower or any of their respective Subsidiaries. As of the Closing Date, the Borrowers do not know of any basis for the assertion against any Borrower or any of their respective Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements described in Section 5.10(b), except as incurred by any Borrower or any of their respective Subsidiaries which, either individually or in the aggregate, could reasonably be expected to be material to such Borrower or any of their respective Subsidiaries.

            5.11 Security Interests. The Security Documents will create, in favor of the Collateral Agent for the benefit of the Banks, as security for the obligations purported to be secured thereby, a valid and enforceable perfected first priority security interest in and Lien upon all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens except Prior Liens applicable to such Collateral. The mortgagor under each Mortgage has good and marketable title to the Mortgaged Property free and clear of all Liens other than Prior Liens. The respective pledgor or assignor, as the case may be, has (or on and after the time it executes the respective Security Document, will have) good and marketable title to all items of Collateral (other than real property subject to a Mortgage) covered by such Security Document free and clear of all Liens except Prior Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made prior to or contemporaneously with the execution and delivery thereof.

            5.12  Tax Returns and Payments.  Each of the
Borrowers and each of its respective Subsidiaries has filed all tax returns required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of the Borrowers and each of its respective Subsidiaries has paid, or has provided adequate reserves (in accordance with GAAP) for the payment of, all federal, state, local and foreign income taxes (including, without limitation, franchise taxes based upon income) applicable for all prior fiscal years and for the current fiscal year to the date hereof. The Borrowers know of no proposed tax assessment against any Borrower or any of its respective Subsidiaries that could reasonably be expected to have a Materially Adverse Effect which is not being actively contested in good faith by such Person to the extent affected thereby in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

            5.13 ERISA. (a) Each Borrower, its respective Subsidiaries and its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans. None of the Borrowers, its respective Subsidiaries nor their respective ERISA Affiliates maintains or contributes to, or during the last five years has maintained or contributed to, any Pension Plan or Multiemployer Plan.

            (b) Assuming that no portion of the Revolving Loans to be advanced hereunder is attributable, directly or indirectly, to the assets of any employee benefit plan, the execution, performance and delivery of the Credit Documents by any party thereto will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption therefrom is not available.

            As used in this Section 5.13, the term "employee benefit plan" has the meaning specified in Section 3(3) of ERISA.

            5.14 Patents, etc. Each Borrower and its respective Subsidiaries owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, servicemarks, servicemark applications, trade names, copyrights, trade secrets and know-how (collectively, the "Intellectual Property"), that are necessary for the operation of its respective businesses as presently conducted and as proposed to be conducted. No claim is pending or threatened to the effect that any Borrower and its respective Subsidiaries infringes upon or conflicts with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by any Borrower and its respective Subsidiaries or which any Borrower and its respective Subsidiaries otherwise has the right to use is invalid or unenforceable by such Borrower and its respective Subsidiaries, and there is no basis for any such claim (whether or not pending or threatened).

            5.15 Compliance with Laws, etc. Except as disclosed on Annex XI, each Borrower, its respective Subsidiaries and the operation of the System is in compliance with all material laws and regulations, including without limitation those relating to pollution and environmental control, equal employment opportunity and employee safety, the Communications Act, and all rules and regulations and published policies of the FCC and the Copyright Office, in all jurisdictions in which it is presently doing business, and each Borrower and its respective Subsidiaries will comply with all such laws and regulations which may be imposed in the future in jurisdictions in which it may then be doing business other than those non-compliance with which would not have a Materially Adverse Effect. The
Borrowers and their Subsidiaries have executed written retransmission consent agreements with all broadcast television stations from which such agreements are needed for the carriage of such stations on the System pursuant to 47 C.F.R. Section 76.64, have recorded or deposited with and paid to the Copyright Office all material notices, Statements of Account, royalty fees and other documents and instruments and sums required, if any, under Title 17 of the United States Code and the rules and regulations thereunder with respect to the System, and have filed all material applications, reports or other information and have made all payments required under the rules and regulations of the FCC, the FAA or any other federal or state agency or entity having jurisdiction over the operations of the System.

            5.16 Properties. Each Borrower and its respective Subsidiaries has good and marketable title to and beneficial ownership of all material properties owned by it, including after the Closing Date all property reflected in the most recent balance sheet referred to in Section 5.10(b) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all Liens, other than Permitted Encumbrances. Each Borrower and its respective Subsidiaries holds all material licenses, permits, leases, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate the System in the manner and for the purposes currently operated by such party. Each Real Property and each Mortgaged Property is suitable for its intended purposes and is served by such utilities as are necessary for the operation thereof. There are no actual, or to the best knowledge of the Borrowers, threatened or alleged defaults of a material nature with respect to any leases of Real Property under which any Borrower is lessor or lessee.

            5.17 Securities. Except as set forth on Annex IV, there are not, as of the Closing Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any capital stock of the Borrowers or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such capital stock.

            5.18 Collective Bargaining Agreements. There are not currently, and at the Closing Date there will be no, collective bargaining or similar agreements applicable to any Borrower.

            5.19 Indebtedness Outstanding. Set forth on Annex V hereto is a list and description of (a) all Indebtedness of the Borrowers (other than the Revolving Loans) that will be outstanding immediately after the Closing Date and (b) all Indebtedness of the Borrowers that will be repaid, defeased, transferred or otherwise terminated on or prior to the Closing Date.

            5.20 Environmental Protection. Except as would not reasonably be expected to have a Materially Adverse Effect:

            (a) Each Borrower and its respective Subsidiaries has obtained all permits, licenses and other authorizations (hereinafter collectively referred to as "Authorizations") which are required with respect to the current operation of its business, assets and the use, ownership and operation of Real Property under any Environmental Law and each such Authorization is in full force and effect.

            (b) Each Borrower and its respective Subsidiaries is in compliance with all terms and conditions of the Authorizations specified in subsection 5.20(a) above, and are also in compliance with, and not subject to liability under, any Environmental Law (including, without limitation, compliance with standards, schedules and timetables therein), including without limitation those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization
      Act of 1986 ("CERCLA"), the Federal Water Pollution
      Control Act, as amended, the Federal Clean Air Act, as amended, and the Toxic Substances Control Act.

            (c) Except as disclosed on Annex IX hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Borrowers, threatened against any Borrower or its respective
      Subsidiaries under any Environmental Law.

            (d)  No Lien has been recorded under any
      Environmental Law with respect to any assets, facility or Real Property owned, operated, leased or controlled by any of the Borrowers or any of their respective Subsidiaries.

            (e) None of the Borrowers nor their respective Subsidiaries has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state or foreign law nor has any Credit Party received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively "Hazardous Materials") that it or any of its respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of or arranged for transport for disposal or treatment of has been found at any site at which any governmental agency or private party is conducting or planning to conduct an investigation or other action pursuant to any Environmental Law.

            (f) Except as disclosed on Annex IX hereto, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by any Borrower or its respective Subsidiaries on, at, upon, into or from any of the Real Properties or facilities thereon. Except as disclosed on Annex IX annexed hereto, to the best knowledge of the Borrowers after due inquiry, there have been no such releases on, at, upon, under, from or into any real properties adjacent to any of the Real Properties that, through soil, air, surface water or groundwater migration or contamination, may be located on, in or under such Real Properties.

            (g)  There is no asbestos in, on, or at any Real
      Property or any facility or equipment of any Borrower or its respective Subsidiaries.

            (h)  No Real Property of any Borrower or its
      respective Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or is
      (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any foreign, state or local governmental authority having jurisdiction over any such Real Property.

            (i) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by any of the Borrowers or any of their respective Subsidiaries with any Environmental Law, or which may give rise to any liability under any Environmental Law, including, without limitation, liability under CERCLA or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

            5.21  Environmental Investigations.  All
environmental investigations, assessments, studies, audits or reviews conducted of which the Borrowers have actual knowledge in relation to the current or prior business of any Borrower or its respective Subsidiaries or any Real Property or facility now or previously owned or leased by any Borrower or its respective Subsidiaries have been delivered to the Agent.

            5.22  Business, System Agreements and Other Material
Agreements. (a) Annex X attached hereto accurately and completely lists, with respect to the System, all System
Agreements and other material agreements with respect to the System (copies of which have been delivered to the Agent) presently in effect in connection with the present or anticipated conduct of the business of the Borrowers and their Subsidiaries.

            (b) Except as disclosed on Annex XI hereto, (i) the Borrowers and their Subsidiaries have obtained and possess all System Agreements, patents, copyrights, certificates of confirmation, licenses, permits, trademarks, and trade names, or rights thereto, necessary to conduct their business substantially as now conducted or proposed to be conducted (except where the failure to obtain any of the foregoing would be reasonably likely not to have a Materially Adverse Effect), and, to the Borrowers' knowledge, the Borrowers and their Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing; (ii) each of the foregoing is in full force and effect, has been validly assigned to, issued in the name of, or grants lease rights to the Borrowers, the Borrowers and their Subsidiaries have fulfilled and performed all of their material obligations with respect thereto, and the Borrowers know of the occurrence of no event, investigation or threatened investigation which permits, or after passage of time or giving of notice or both would permit, revocation or termination of any of the foregoing;
(iii) all consents necessary to the assignment of the System Agreements to the Borrowers or their Subsidiaries, as the case may be, have been approved by final orders of all Governmental Authorities and other Persons as to which all applicable administrative and judicial appeal, review and reconsideration periods have expired; (iv) no other license, permit or franchise is necessary to the operation by the Borrowers or their Subsidiaries, as the case may be, of the System as now conducted or proposed to be conducted; and (v) the Borrowers and their Subsidiaries have obtained or possess all licenses, leases, conduit use, equipment rental and microwave or satellite relay agreements necessary for the operation of the System as required by the System Agreements.

            (c) Except as disclosed on Annex XI hereto, as of the Closing Date, (i) each System Agreement listed under
Annex X hereto is in full force and effect and no other approval, application, filing, registration, consent or other action of any Governmental Authority (except for FCC requirements) is required to enable the Borrowers to operate under any such System Agreement and (ii) neither the Borrowers nor, to the Borrowers' knowledge, any other Person has received any notice from any Governmental Authority or other Person with respect to any breach of any covenant under, or any default with respect to, any such System Agreement or with respect to any breach of any covenant under, or any default with respect to, any license or permit issued to the licensor or lessor to such System Agreement.

            SECTION 6. Affirmative Covenants. Each Borrower covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated and the Revolving Loans together with interest and fees are paid in full and all other Obligations incurred hereunder, to the extent due and payable, are paid in full:

            6.01 Information Covenants. The Borrowers will furnish or cause to be furnished to each Bank:

            (a) As soon as available and in any event within 90 days after the close of each fiscal year of each Borrower, the consolidating and consolidated balance sheets of such Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating and consolidated statements of income, of stockholders' equity and of cash flows for such fiscal year, setting forth comparative consolidating and consolidated figures for the preceding fiscal year and a report on such consolidated balance sheets and financial statements by independent certified public accountants of recognized national standing, which report shall not be qualified as to the scope of audit or as to the status of such Borrower and its Subsidiaries as a going concern and shall state that such consolidated financial statements present fairly the consolidated financial position of such Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified public accountants concur) and the examination by such accountants was conducted in accordance with generally accepted auditing standards.

            (b) As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of each Borrower, commencing with the fiscal quarter ending on September 30, 1995, the consolidating and consolidated balance sheet of such Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidating and consolidated statements of income, of stockholders' equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidating and consolidated figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments.

            (c) As soon as practicable and in any event within 30 days after the end of the first full month ending after the Closing Date, (i) the consolidating and consolidated balance sheet of each Borrower and its Subsidiaries as at the end of such period and (ii) the related statements of income and cash flows of such Borrower and its Subsidiaries, in each case for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month, setting forth in comparative form the corresponding periods of the prior fiscal year.

            (d) Together with each delivery of financial statements of each Borrower and its Subsidiaries pursuant to subsection (a) above, a written statement by the independent public accountants giving the report thereon
      (i) stating that their audit examination has included a review of the terms of Sections 6, 7, 8 and 9 of this Agreement as they relate to accounting matters but without having conducted any special auditing procedures in connection therewith, (ii) stating whether, in connection with their audit examination, any condition or event which constitutes a Default or Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination, and
      (iii) stating that based on their audit examination nothing has come to their attention which causes them to believe that as of the end of such fiscal year of such Borrower there existed a Default or an Event of Default related to the breach of any covenant set forth in Section 6 or 7 as they relate to accounting matters and if such a condition or event has come to their attention, specifying the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto.

            (e) At least 30 days prior to the commencement of each fiscal year, budgets of each Borrower in reasonable detail for each month of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assump-tions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sec-tions 6.01(a), (b) and (c), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this subsection (e) shall be presented.

            (f) At the time of the delivery of the financial statements provided for in Sections 6.01(a), (b) and (c), certificates of the chief financial officer, controller, chief accounting officer or other Authorized Officer of each of the Borrowers, respectively, to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what actions have been or will be taken in respect thereof, which certificate shall be accompanied by a Compliance Certificate in a form reasonably acceptable to the Agent setting forth the calculations required to establish whether the Borrowers were in compliance with the covenants in this Agreement (including without limitation the covenants set forth in Sections
      7.05 and 7.10 inclusive) as at the end of such fiscal period or year, as the case may be.

            (g) Promptly upon receipt thereof, a copy of each annual "management letter" submitted to any Borrower by its independent accountants in connection with any annual audit made by them of the books of such Borrower or any of its Subsidiaries.

            (h) Promptly upon their becoming available, copies of all consolidating and consolidated financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers or any Subsidiary of the Borrowers to its security holders in their capacity as such (other than to the Borrowers or another Subsidiary) of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrowers or any of its Subsidiaries with any securities exchange or with the SEC and of all press releases and other statements made available generally by the Borrowers or any Subsidiary of the Borrowers to the public concerning material developments in the business of the Borrowers and its Subsidiaries.

            (i)  Promptly upon any officer of any of the
      Borrowers obtaining knowledge (w) of any condition or event which constitutes a Default or Event of Default, or becoming aware that any Bank has given any notice or taken any other action with respect to a claimed Default or Event of Default under this Agreement, (x) that any Person has given any notice to any of the Borrowers or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.04, or
      (y) of a material adverse change in the business, operations, properties, assets, nature of assets, condition (financial or otherwise) or prospects of any Borrower and its Subsidiaries, taken as a whole, an Officers' Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed Default, Event of Default, event or condition, or material adverse change, and what action the Borrowers have taken, are taking and propose to take with respect thereto.

            (j) (w) Promptly upon any officer of any of the Borrowers obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower or its respective Subsidiaries or any property of any Borrower or its respective Subsidiaries not previously disclosed to the Banks, which action, suit, proceeding, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from any Borrower or its respective Subsidiaries aggregating $250,000 or more (exclusive of claims covered by insurance policies unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), or which pertains to a License issued by the FCC, or any other government agency or entity, to the Borrowers or their Subsidiaries, the Borrowers shall give notice thereof to the Banks and provide such other information as may be reasonably available to enable the Banks and their counsel to evaluate such matters; (x) as soon as practicable and in any event within 45 days after the end of each fiscal quarter, the Borrowers shall provide a quarterly report to the Banks covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affecting any Borrower or its respective Subsidiaries or any property of any Borrower or its respective Subsidiaries not previously disclosed to the Banks, which action, suit, proceedings, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from any Borrower or its respective Subsidiaries aggregating $250,000 or more (exclusive of claims covered by insurance policies unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), and shall provide such other information at such time as may be reasonably available to enable the Banks and their counsel to evaluate such matters; (y) in addition to the requirements set forth in clauses (w) and (x) of this Section 6.01(j), the Borrowers upon request shall promptly give notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered to the Banks pursuant to clause (w) or (x) above to the Banks and provide such other information as may be reasonably available to them to enable the Banks and their counsel to evaluate such matters and (z) promptly upon any officer of the Borrowers obtaining knowledge of any dispute in respect of or the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration in respect of any material contract of any Borrower or its respective Subsidiaries, the Borrowers shall give notice thereof to the Banks and shall provide such other information as may be reasonably available to enable the Banks and their counsel to evaluate such matters.

            (k) Within 30 days of the last day of each fiscal year of the Borrowers, the report in form and substance reasonably satisfactory to Agent and the Required Banks outlining all material insurance coverage maintained as of the date of such report by each Borrower and outlining all material insurance coverage planned to be maintained by each Borrower in the subsequent fiscal year.

            (l) To the extent reasonably requested by the Agent, as soon as practicable and in any event within ten days of the later of such request and the making of any such amendment or waiver, copies of amendments or waivers with respect to Indebtedness of any Borrower.

            (m) As soon as reasonably possible, and in any event within 15 days after the end of each month, a statement signed by an Authorized Officer of the Borrowers setting forth in reasonable detail as to the System (i) the number of Subscribers as at the end of such month, (ii) the fees paid by Subscribers during such month and the revenue per Subscriber during such month, (iii) the number of Subscribers terminating service during such month,
      (iv) the number of new Subscribers for such month and
      (v) the churn rate for such month.

            (n)  With reasonable promptness, such other
      information and data with respect to any Borrower or its respective Subsidiaries or any other similar entity in which the Borrowers have an investment as from time to time may be reasonably requested by any Bank.

            6.02 Books, Records and Inspections. Each Borrower will keep true books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.
Each Borrower and its respective Subsidiaries will permit officers and designated representatives of the Agent or any Bank to visit and inspect any of the properties or assets of any Borrower or its respective Subsidiaries in whomsoever possession, and to examine the books of account of any Borrower or its respective Subsidiaries and discuss the affairs, finances and accounts of any Borrower or its respective

Subsidiaries with, and be advised as to the same by, its officers and independent accountants (in the presence of such officers), all at such reasonable times and intervals and to such reasonable extent as the Agent or any Bank may reasonably request.

            6.03 Maintenance of Property; Insurance. (a) Each Borrower and its respective Subsidiaries will exercise commercially reasonable efforts to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all properties used in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties, including without limitation all licenses, permits and other Authorizations issued by the FCC.

            (b) Subject to the provisions of subsection 6.03(c) below, each Borrower and its respective Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations to the extent that such types and such amounts of insurance are available at commercially reasonable rates. Each Borrower and its respective Subsidiaries will furnish to each Bank, upon reasonable request, information as to the insurance carried, and will not cancel, without replacement, any such insurance without the reasonable consent of the Required Banks.

            (c) Each Borrower and its respective Subsidiaries will maintain in full force the insurance coverages specified in the Mortgages and the other Security Documents.

            6.04 Payment of Taxes. Each Borrower and its respective Subsidiaries will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, including any fees imposed or required by the FCC, the Copyright Office or any other government agency or entity, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Borrower or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that no Borrower or any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings promptly instituted and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.

            6.05 Corporate Franchises. Each Borrower and its respective Subsidiaries will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and authority, except where such failure to keep in full force and effect such rights and authority would not have a Materially Adverse Effect.

            6.06 Compliance with Statutes, etc. Each Borrower and its respective Subsidiaries will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including (i) applicable statutes, regulations, orders and restrictions relating to the protection of the environment and (ii) the Communications Act) other than those non-compliance with which could not reasonably be expected to have a Materially Adverse Effect.

            6.07 Performance of Obligations. Each Borrower and its respective Subsidiaries will perform in all material respects all of its respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party, except where such nonperformance would not have a Materially Adverse Effect.

            6.08 End of Fiscal Years; Fiscal Quarters. Each Borrower will, for financial reporting purposes, and will cause each of its Subsidiaries to, have its (i) fiscal years end on December 31, and (ii) fiscal quarters end on March 31, June 30, September 30, and December 31.

            6.09  Use of Proceeds.  All proceeds of the Revolving
Loans shall be used substantially as provided in the recitals of this Agreement; provided that the Borrowers may use the proceeds of Revolving Loans to make interest payments under this Agreement.

            6.10  Equal Security for Revolving Loans and
Revolving Notes; No Further Negative Pledges. (a) If any Borrower or any of its respective Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired and whether or not such property or assets constitutes Collateral, other than Permitted Encumbrances (unless prior written consent to the creation or assumption thereof shall have been obtained from the Agent and the Required Banks), it shall make or cause to be made effec-tive provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; provided that this covenant shall not be construed as consent by the Agent and the Required Banks to any violation by the Borrowers of the provisions of Section 7.03.

            (b) Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder (which Indebtedness relates solely to the acquisition or improvement of such specific property), none of the Borrowers nor any of their respective Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

            6.11 Lender Meeting. The Borrowers will participate in a meeting of the Banks once during each fiscal year
(commencing with the fiscal year ending December 31, 1995) to be held at a location and a time selected by the Borrowers and reasonably acceptable to the Agent.

            6.12  Pledge of Additional Collateral.  Subject to
Section 6.10(b), promptly, and in any event within 30 days after the acquisition of assets of the type that would have constituted Collateral (if the person acquiring such assets had executed an appropriate Security Document on the Closing Date) at the Closing Date (the "Additional Collateral"), the Borrowers will, and will cause its respective Subsidiaries to, take all necessary action, including delivering to the Agent an amended Annex X to this Agreement and an amended Schedule D to the General Security Agreements, and the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regu-lations in each of the offices where such filing is necessary or appropriate to grant to the Collateral Agent a perfected Lien in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement. In the event that any Borrower or its respective Subsidiaries acquires an interest in Real Property, the Borrowers or their respective Subsidiaries, as the case may be, will take such actions and execute such documents as the Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage (including, without limitation, satisfaction of the conditions set forth in subsections (b)(iii) and (g) of Section

4.01). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, costs of counsel for the Agent, shall be for the account of the Borrowers, which shall pay all sums due on demand.

            6.13 Security Interests. (a) The Borrowers shall, as promptly as possible use their best efforts to, and cause their Subsidiaries to use their best efforts to, provide the Banks a perfected first priority Lien in all License Agreements of the Borrowers and their Subsidiaries. Each Borrower and its respective Subsidiaries will perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing in any appropriate jurisdiction under the provisions of the UCC, local law or any statute, rule or regulation of any applicable jurisdiction which are necessary in order to maintain or confirm in favor of the Collateral Agent for the benefit of the Banks a valid and perfected Lien on the Collateral and any Additional Collateral, subject to no Liens except for Prior Liens. The Borrowers shall, and shall cause their Subsidiaries to, as promptly as practicable after the filing of any financing statements, deliver to the Agent acknowledgment copies of, or copies of lien search reports confirming the filing of, financing statements duly filed under the UCC of all jurisdictions as may be necessary or, in the reasonable judgment of the Agent, desirable to perfect the Lien created, or purported or intended to be created, by each Security Document.

            (b) The parties recognize that as of the date of this Agreement, the Borrowers may not be permitted under the rules, regulations and policies of the FCC to provide the Banks a perfected first priority Lien in any Licenses issued by the FCC to the Borrowers or their Subsidiaries. At any time when the Borrowers or their Subsidiaries are permitted under the FCC's rules, regulations or policies to provide the Banks a perfected first priority Lien in any Licenses issued by the FCC to Borrower or their Subsidiaries, the Borrowers or their Subsidiaries shall promptly take any and all actions necessary to implement the provisions of this Section 6.13 so as to give the Banks a perfected first priority Lien in any and all Licenses issued by the FCC to the Borrowers or their Subsidiaries.

            6.14 Environmental Events. (a) The Borrowers will promptly give notice to the Agent upon becoming aware thereof
(i) of any violation of any Environmental Law, (ii) of any inquiry, proceeding, investigation or other action under any Environmental Law, including without limitation a request for information or a notice of potential environmental liability from any foreign, federal, state or local environmental agency or board or any other Person, or (iii) of the discovery of the release of any Hazardous Material at, on, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner and/or amount which could reasonably be expected to result in liability under any Environmental Law, in each case as to which there is a reasonable possibility of a Materially Adverse Effect.

            (b) In the event of the presence of any Hazardous Material on any of the Real Properties which is in violation of, or which could reasonably be expected to result in liability under, any Environmental Law, in each case which could reasonably be expected to have a Materially Adverse Effect, each Borrower, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all responsive, corrective and other action to mitigate and eliminate any such adverse effect, and shall keep the Agent informed of its actions and the results of such actions.

            (c) The Borrowers shall provide the Agent with copies of any notice, submittal or documentation provided by or to any Borrower or any of its respective Subsidiaries to any governmental authority or third party under any Environmental Law if the matter which is the subject of the notice, submittal or other documentation could reasonably be expected to result in a Materially Adverse Effect. Such notice, submittal or documentation shall be provided to the Agent promptly and, in any event, within 5 Business Days after such material is provided to the governmental authority or third party.

            6.15 Issuance of Warrants. If on any Trigger Date this Agreement has not been terminated in accordance with its terms and all Indebtedness under this Agreement has not been repaid, the Company shall issue to the Agent, for the ratable account of the Banks, on each such Trigger Date a warrant to purchase from the Company at the Initial Exercise Price 100,000 shares of Common Stock, in the form of Exhibit M hereto, except for such changes therein as shall have been approved by the Required Banks.

            6.16 Regulatory Compliance. The Borrowers and their Subsidiaries shall at all times operate the System in material compliance with the terms of any Licenses issued to the Borrowers or their Subsidiaries by the FCC or any other governmental entity or agency, and shall file with the FCC, the Copyright Office, or any other governmental entity or agency, all applications, reports, Statements of Account or other documents required to be filed in connection with the operation of the System, to renew any License or to maintain the effectiveness and validity of any License.

            6.17 Channel Lease Consent. The Borrowers shall use their reasonable best efforts to deliver to the Agent the Channel Lease Consent referred to in Section 4.01(m)(ii) executed by each such owner and lessor, substantially in the form of Exhibit L hereto.

            6.18 Collateral Assignment of Lease Agreement. If the transactions contemplated by the Merger Agreement have not been consummated prior to October 31, 1995, the Company will use its reasonable best efforts to get Channel Communications of Ohio, Inc. to acknowledge a collateral assignment of the License Agreement dated October 31, 1985 between Channel Communications of Ohio, Inc. and MetroCable, Inc., as successor to Metropolitan Cablevision, Inc.

            SECTION 7. Negative Covenants. Each Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has been terminated and the Revolving Loans together with interest and all other Obligations incurred hereunder, to the extent due and payable are paid in full:

            7.01  Changes in Business.  No Borrower will
materially alter the character of its business from that con-ducted by such Borrower at the Closing Date.

            7.02  Amendments or Waivers of Certain Documents.  No
Borrower or its respective Subsidiaries will amend or otherwise change the terms of any Existing Debt without the prior written consent of the Required Banks.

            7.03  Liens.  No Borrower or its respective
Subsidiaries will directly or indirectly create, incur, assume or permit or suffer to exist any Lien upon or with respect to any item constituting Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except for the Lien of the Security Document relating thereto, Prior Liens applicable thereto and other Liens expressly permitted by such Security Document. No Borrower or its respective Subsidiaries will create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of such Borrower or its respective Subsidiaries which does not constitute Collateral whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except the following, which are herein collectively referred to as "Permitted Encumbrances":

            (a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or Liens for taxes, assessments or governmental charges or claims being contested in good faith and by appropriate proceedings for which adequate reserves, as may be required by GAAP, have been established;

            (b) Liens in respect of property or assets of any Borrower or its respective Subsidiaries imposed by law
      (i) which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any Borrower or its respective Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien or
      (ii) which do not relate to material liabilities of any Borrower or its respective Subsidiaries and do not in the aggregate materially detract from the value of the property and assets of the Borrowers and their respective Subsidiaries taken as a whole;

            (c) Liens in connection with any attachment or judgment (including judgment or appeal bonds) not in excess of $100,000 in the aggregate for a Borrower and its respective Subsidiaries (exclusive of any amount adequately covered by insurance as to which the insurance company has acknowledged coverage) unless the judgment it secures shall, within 60 days after the entry thereof, not have been discharged or execution thereof not stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

            (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money or the equivalent);

            (e) Subject to the provisions of Section 7.16 and, with respect to any Mortgaged Property, to the provisions of any applicable Mortgage, Leases with respect to the assets or properties of any Borrower or its respective Subsidiaries entered into in the ordinary course of such Borrower's or Subsidiary's business and subordinate in all respects to the Liens granted and evidenced by the Security Documents;

            (f) Easements, rights of way, restrictions, minor defects or irregularities in title not interfering in any material respect with the business of any Borrower or its respective Subsidiaries, in each case incurred in the ordinary course of business and which do not materially impair for its intended purposes the use or value of the Real Property to which it relates; and

            (g) Liens upon real or tangible personal property acquired by any Borrower or its respective Subsidiaries after the date hereof; provided that (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of the item of property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien is at least 70%, and does not exceed 100% of the fair value (as determined in good faith by the board of directors of the appropriate entity) of the respective property at the time it was so acquired, (iii) such Lien does not extend to or cover any other property other than such item of property and (d) the incurrence of such Indebtedness secured by such Lien is permitted by Section 7.04.

            7.04  Indebtedness.  No Borrower or its respective
Subsidiaries will contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (a)  Indebtedness incurred pursuant to the Credit
      Documents; provided that the aggregate Indebtedness incurred pursuant to this Agreement shall in no event exceed the Total Commitment;

            (b) Existing Debt and any refinancing thereof; provided that any such refinancing of Existing Debt shall be on terms which, both taken as a whole and specifically as such terms relate to the identity of the obligors, repayments of principal, covenants, events of default and security in property of the debtor, are in each event no more favorable to the creditors than the correlative terms of the Existing Debt;

            (c)  Intercompany Indebtedness;

            (d) $500,000 of Indebtedness in the aggregate for the Borrowers incurred to finance the cost of the acquisition of real or personal tangible property (including Capital Leases); provided that such Indebtedness shall be at least 70% and shall not exceed 100% of the fair value of such property; and provided, further, that such Indebtedness is not secured by any Lien other than a Lien referred to in clause (g) of
      Section 7.03;

            (e)  Contingent Obligations permitted by
      Section 7.13;

            (f)  other unsecured Indebtedness not exceeding
      $250,000 in the aggregate for the Borrowers and their respective Subsidiaries at any time outstanding.

            7.05 Indebtedness Per Subscriber. The Borrowers will not, and will not permit their respective Subsidiaries to, allow Indebtedness per Subscriber to exceed the amount set forth below for each of the periods set forth below:



      Period                                            Amount
      ------                                            ------
      From the Closing Date until
        December 31, 1995...............................  $325
      Three months ending March 31, 1996................   350
      Three months ending June 30, 1996 ................   375
      From July 1, 1996 until the Final
        Maturity Date ..................................   400



            7.06 Advances, Investments and Revolving Loans. No Borrower or its respective Subsidiaries will lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

            (a)  investments in Cash and Cash Equivalents;

            (b) receivables owing to them and advances to customers and suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

            (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (d) the acceptance of a form of consideration other than Cash or Cash Equivalents in connection with the sale or disposition of assets to the extent provided in Section
      7.16;

            (e) any purchase or acquisition of stock or other securities expressly permitted by Sections 7.07 and 7.08 hereof; and

            (f) additional loans, advances and/or investments of a nature not contemplated by the foregoing clauses (a) through (e); provided that all loans, advances and investments made pursuant to this clause (h) shall not exceed $150,000 in the aggregate at any time outstanding for all Borrowers and their respective Subsidiaries; and provided, further, that all Securities or other instruments evidencing such loans, investments or advances shall be pledged pursuant to an appropriate Security Document in the event that such Securities or other instruments shall have been acquired for aggregate consideration in excess of $100,000.

            7.07 Prepayments of Indebtedness, etc. No Borrower or its respective Subsidiaries will: (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms or provisions, to the extent any such amendment or modification would be adverse to the issuer thereof or to the interests of the Banks, of any of the Indebtedness (or any agreement relating thereto) of the type described in Section 7.04(b) or (c); (b) make (or give any notice in respect of) any payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of any such Indebtedness; and/or (c) amend, modify or change any of its respective organizational documents, or any agreement entered into by such Borrower or Subsidiary with respect to its capital stock, or enter into any new agreement with respect to the capital stock of such Borrower or Subsidiary the result of which is reasonably likely to be adverse to the interests of the Banks; provided that this Section 7.07(c) shall not restrict the Borrowers' ability to consummate public offerings under the Securities Act otherwise in compliance with this Agreement.

            7.08 Dividends, etc. No Borrower or its respective Subsidiaries will declare or pay any dividends or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or make any loans or advances to Affiliates, or set aside any funds for any of the foregoing purposes (all of the foregoing, "Dividends"), except that (i) any Borrower or its respective Subsidiaries may pay Dividends to its parent corporation if such parent corporation is a Borrower or a Wholly-Owned Subsidiary of a Borrower, and (ii) any Borrower may incur Intercompany Indebtedness.

            7.09 Transactions with Affiliates. No Borrower or its respective Subsidiaries will enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to such Borrower as would be obtainable by such Borrower at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that in no event may any Borrower engage in any Affiliate transaction listed on Annex VI or make any payment thereunder upon the occurrence and during the continuance of an Event of Default (or an event which with notice or the lapse of time would become an Event of Default).

            7.10 Minimum Consolidated EBITDA. The Borrowers will maintain a Consolidated EBITDA of at least the amount set forth below for the fiscal quarter ending on each date listed below:



                                            Minimum EBITDA
      Fiscal Quarter Ending                  ($ millions)
      ---------------------                 --------------
      December 31, 1995.....................  $1.00
      March 31, 1996........................   1.25
      June 30, 1996.........................   1.50

            7.11 Subsidiaries. The Borrowers shall not form, acquire or permit any Person to become a Subsidiary of the Borrowers or their Subsidiaries other than those set forth on Annex XV unless such Subsidiary has executed a Subsidiary Guarantee and such Subsidiary and the holder of such Subsidiary's capital stock has executed such Security Documents as are necessary or desirable, in the sole judgment of the Agent, to grant to the Banks a perfected first priority Lien in all of the assets of such Person, in each case in form and substance acceptable to the Agent.

            7.12 Disposition of Assets. (a) No Borrower or its respective Subsidiaries will dispose of all or any part of its interest in any asset, except that such Borrower or Subsidiary may sell assets so long as either (i) such sales are approved by the Required Banks and the sales price thereof is, in the reasonable judgment of the Agent, at least equal to the fair market value of such assets, (ii) such sales are for at least the fair market value of such assets and the aggregate amount of such asset sales is less than $250,000 in any 12-month period and, in any such case, the Borrowers comply with the mandatory prepayment provisions and, in the case of Collateral, so long as the conditions to the release of Collateral described herein and in the applicable Security Documents are met, (iii) such sales are of inventory in the ordinary course of business, (iv) such sales are (A) of obsolete equipment,
(B) for at least the fair market value of such equipment,
(C) not in excess of $100,000 individually or $250,000 per year in the aggregate and (D) the proceeds of such sales are used within 90 days of such sales to (1) purchase equipment used in substantially similar lines of business or (2) to repay Indebtedness under this Credit Agreement pursuant to
Section 3.02.

            The consideration received by any Borrower or its respective Subsidiaries from each sale of assets permitted above shall be received in whole at the time of sale and at least 70% of the consideration from each sale shall consist of Cash or Cash Equivalents. Any non-cash proceeds received from the sale of assets shall be pledged pursuant to and in accordance with the applicable Security Documents and shall constitute Collateral.

            (b) Upon compliance with the conditions in subsec-tion (a) of this Section 7.12, the Release Conditions and the Partial Release Conditions (each as hereinafter defined), the Borrowers shall be entitled to receive from the Collateral Agent an instrument in form and substance reasonably satisfactory to the Borrowers (each, a "Release"), releasing the Lien of the Mortgage with respect to all or any portion of a Mortgaged Property (each, a "Released Property"). The Borrowers shall exercise their rights under this Section by delivering to the Collateral Agent a notice (each, a "Release Notice"), which shall refer to this Section, describe with particularity the proposed Released Property and be accompanied by (i) four counterparts of the Release fully executed and acknowledged by all necessary parties other than Collateral Agent, (ii) executed counterparts of UCC or other applicable termination statements necessary to terminate the Lien of the applicable Mortgage and (iii) an Officer's Certificate certifying that no Default or Event of Default shall have occurred and the parties executing any and all documents in connection with the Release (other than the Collateral Agent) were duly authorized to do so (collectively, the "Release Conditions"). In the event the proposed Released Property consists of less than all of the Mortgaged Property subject to a single Mortgage, the Partial Release Conditions must be satisfied in order for the Borrowers to receive the Release.

            (c) The Collateral Agent's obligation to deliver a Release in respect of less than all of the Mortgaged Property subject to a single Mortgage shall be contingent upon the satisfaction of the conditions in subsection (a) of this Sec-tion 7.12 and the Release Conditions as well as the following conditions (collectively, the "Partial Release Conditions"):

            (i)  following the sale, transfer or other
      disposition of and release of the Lien of the applicable Mortgage with respect to the proposed Released Property, the remaining Mortgaged Property shall have utility services and access to public roads, and other transportation structures sufficient and necessary for the continued use of such Mortgaged Property in the manner utilized prior to the Release;

           (ii)  following the sale, transfer or other
      disposition of the proposed Released Property, the remaining Mortgaged Property shall comply in all respects with applicable laws, rules, regulations and ordinances relating to environmental protection, zoning, land use, configuration and building and workplace safety;

          (iii)  following the sale, transfer or other
      disposition of the proposed Released Property, the value of the remaining Mortgaged Property shall not be less than the value of such remaining Mortgaged Property prior to the Release;

           (iv)  the Title Company shall have issued an
      endorsement to the Banks' title insurance policy relating to the Mortgaged Property confirming that after the proposed release, the Lien of the applicable Mortgage continues unimpaired as a first priority Lien upon the remaining Mortgaged Property subject only to Prior Liens;

            (v) the Borrowers shall cause to have been delivered to Collateral Agent an Officer's Certificate certifying that the conditions set forth in subsections (i) through (iv) have been satisfied.

            (d) Collateral Agent shall execute, acknowledge (if applicable) and deliver to the Borrowers counterparts of the documents described in subsection (b)(i) and (ii) within 45 days after receipt by Collateral Agent of a Release Notice provided that the Release Conditions and the Partial Release Conditions (if applicable) have been satisfied. The Borrowers shall (i) execute, deliver, obtain and record such instruments as Collateral Agent may require, including, without limitation, amendments to the Security Documents or this Agreement and
(ii) deliver to Collateral Agent such evidence of the satisfaction of the Release Conditions and the Partial Release Conditions as Collateral Agent may require. The Borrowers shall reimburse Collateral Agent, Agent and the Banks upon demand for all costs or expenses incurred in connection with any actions taken pursuant to this Section 7.12.

            7.13 Contingent Obligations. No Borrower or its respective Subsidiaries will, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except:

            (i) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

           (ii) Obligations of each Borrower to or for the benefit of the Banks hereunder or under the other Credit
      Documents; and

          (iii)  other Contingent Obligations not to exceed
      $100,000 in the aggregate for all Borrowers outstanding at any one time.

            7.14 ERISA. No Borrower will adopt, or allow any of its respective ERISA Affiliates to adopt, a Pension Plan and no Borrower will become obligated to contribute to, or allow any of its ERISA affiliates to become obligated to contribute to, any Multiemployer Plan.

            7.15 Mergers and Consolidations. No Borrower will merge or consolidate with or into any other entity.

            7.16 Sale and Lease-Backs. Unless a permitted disposition of Assets under Section 7.12 hereof, no Borrower or its respective Subsidiaries will directly or indirectly become or thereafter remain liable as lessee or as guarantor or other surety with respect to the lessee's obligations under any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which any Borrower or its respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which any Borrower or its respective Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Borrower or its respective Subsidiaries to any Person in connection with such lease, if in the case of clause (i) or (ii) above, such sale and such lease are part of the same transaction or a series of related transactions or such sale and such lease occur within one year of each other or are with the same other Person.

            7.17 Sale or Discount of Receivables. No Borrower or its respective Subsidiaries will sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell for less than the face value thereof, notes or accounts receivable.

            7.18 Minimum Subscribers. The Borrowers shall not allow the number of Subscribers to which it provides service to fall below the number of Subscribers set forth below, for the markets set forth below:

                                                               Number of
Period                                                        Subscribers
- ------                                                        -----------
Philadelphia, Pennsylvania area...............................   50,000

Cleveland, Ohio area..........................................   24,000

Bakersfield, California area..................................    9,000


            7.19 Additional System Agreements. No Borrower or any of its Subsidiaries shall enter into any System Agreement after the Closing Date unless such System Agreement shall be assignable by its terms as Pledged Collateral pursuant to the General Security Agreements; provided that this Section 7.19 shall not apply to System Agreements which are unassignable pursuant to the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            7.20 Subsequent Transaction. The Company shall not engage in a Subsequent Transaction (as defined in the Merger
Agreement) with a party other than CAI Wireless Systems, Inc.
prior to 180 days after the termination of the Merger
Agreement.

            7.21 Maintenance of Licenses. No Borrower or any of its Subsidiaries shall take any action which violates any rules, regulations or policies of any government agency or entity, including without limitation the FCC, FAA and the Copyright Office, or shall fail to act where such action or failure to act causes or permits, or may cause or permit, any License issued to a Borrower or any of its Subsidiaries to lapse, to be modified in any manner that would have a Materially Adverse Effect or to become impaired in any manner.

            SECTION 8.  Events of Default.  Upon the occurrence
and during the continuance of any of the following specified events (each an "Event of Default"):

            8.01  Payments.  Any of the Borrowers shall
(i) default in the payment when due of any principal of the Revolving Loans, (ii) default, and such default shall continue for two or more Business Days, in the payment when due of any interest on the Revolving Loans or under any other Credit Document or (iii) fail to pay any other amounts owing hereunder for five days after receiving notice from the Agent or any Bank of such default; or

            8.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Borrower or its respective Subsidiaries herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            8.03 Covenants. Any Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.10, 6.12, 6.13, 6.15, 6.16 or Section 7 hereof or Section 1.1 of any Mortgage or (b) de-fault in the due performance or observance by it of any other material term, covenant or agreement contained in this Agreement or any Security Document (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) and such default shall continue unremedied for a period of at least fifteen days after the date of such default; or

            8.04 Default Under Other Agreements. (a) Any Borrower or its respective Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Obligations) having a principal amount in excess of $250,000 individually or $500,000 in the aggregate for all such Persons, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or
(ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of any Borrower or its respective Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

            8.05  Bankruptcy, etc.  Any Borrower or its
respective Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Borrower or its respective Subsidiaries and the petition is not controverted within 10 days, or is not dismissed or stayed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Borrower or its respective Subsidiaries; or any Borrower or its respective Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Borrower or its respective Subsidiaries; or there is commenced against any Borrower or its respective Subsidiaries any such proceeding which remains undismissed and unstayed for a period of 60 days; or any Borrower or its respective Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or its respective Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower or its respective Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any

Borrower or its respective Subsidiaries for the purpose of effecting any of the foregoing; or

            8.06 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no Liens other than Prior Liens and Liens expressly permitted by the applicable Security Document; or

            8.07  Guarantees.  (i)  Any Guarantee or any
provisions thereof shall cease to be in full force or effect in all material respects, or the Guarantor thereunder or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guarantee or the Guarantor shall default in the due performance or observance of any term, covenant or agreement for the payment of money on its part to be performed or observed pursuant to any Guarantee; or

            8.08 Judgments. One or more judgments or decrees shall be entered against any Borrower or its respective Subsidiaries involving a liability of $250,000 or more in the case of any one such judgment or decree and $500,000 or more in the aggregate for all such judgments and decrees for all such Persons (in either case in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) and (i) any such judgments or decrees shall not have been vacated, discharged, bonded or enforcement thereof stayed pending appeal within 60 days from the entry thereof or
(ii) any enforcement proceeding therefor shall have been commenced; or

            8.09 Ownership. (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the total voting power of the Voting Stock of any of the Borrowers;
(ii) individuals who constituted the Board of Directors of any of the Borrowers on the Closing Date (together with any new directors whose proposal for election by the shareholders of any of the Borrowers was approved by a vote of 51% of the directors of any of the Borrowers then still in office who either were directors on the Closing Date or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of such Borrower still in office; (iii) any of the Borrowers conveys, transfers or leases all or substantially all of its assets to any Person; or (iv) the approval by stockholders of any of the Borrowers of any plan or proposal for the liquidation, dissolution or winding up of such Borrower;

            Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section
8.05 shall occur, with respect to any Borrower or its respective Subsidiaries, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the principal of and accrued interest in respect of all Revolving Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and/or
(ii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the remedies created pursuant to the Security Documents. If an Event of Default is cured or waived in accordance with the terms of this Agreement, such Event of Default ceases (and, if waived, pursuant to the terms, and to the extent, of such waiver).

            SECTION 9.  Definitions.  As used herein, the
following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular.

            "A Revolving Loan" has the meaning provided in
Section 1.01(a).

            "A Revolving Loan Commitment" means, with respect to each Bank, the amount set forth below such Bank's name on the signature pages hereto directly below the column entitled "A Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Sections 2.01, 2.02, 3.02 and/or 8.

            "A Revolving Loan Commitment Termination Date" means the Business Day immediately preceding the A Revolving Maturity
Date.

            "A Revolving Maturity Date" means August 31, 1996 or such earlier date on which the Total A Revolving Loan
Commitment has been terminated.

            "A Revolving Note" has the meaning provided in
Section 1.05(a).

            "A Revolving Portion" means, at any time, the portion of the Loan Facility evidenced by the Total A Revolving Loan
Commitment.

            "Additional Collateral" has the meaning provided in
Section 6.12.

            "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Agent" means Indosuez, or any successor thereto appointed in accordance herewith, in its capacity as agent and collateral agent for the Banks.

            "Agent's Office" means the office of the Agent located at 1211 Avenue of the Americas, Seventh Floor, New York, New York 10036, or such other office in New York as the Agent may hereafter designate in writing as such to the other parties hereto.

            "Agreement" means this Credit Agreement, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

            "Apartment Cable" has the meaning provided in the preamble to this Agreement.

            "Asset Sale" means the sale, transfer or other disposition, to the extent consummated after the Closing Date, by any Borrower of any asset of such Person to any other Person (other than (i) transactions included in the definition of Net Financing Proceeds and (ii) sales, transfers or other dispositions of inventory in the ordinary course of business and/or of obsolete equipment effected in compliance with
Section 7.12(a)(iv)).

            "Authorized Officer" means any senior officer of the Borrowers, designated as such in writing to the Agent by the Borrowers on Annex XIV hereto.

            "B Revolving Loan Commitment" means, with respect to each Bank, the amount set forth below such Bank's name on the signature pages hereto directly below the column entitled
"B Revolving Loan Commitment," as such amount may be reduced from time to time pursuant to Sections 2.01, 2.02, 3.02 and/or 8.

            "B Revolving Loan Commitment Termination Date" means the Business Day immediately preceding the B Revolving Maturity
Date.

            "B Revolving Loans" has the meaning provided in
Section 1.01(b).

            "B Revolving Maturity Date" means August 31, 1996 or such earlier date on which the Total B Revolving Loan
Commitment has been terminated.

            "B Revolving Note" has the meaning provided in
Section 1.05(b).

            "Bank" has the meaning provided in the first paragraph of this Agreement and in Section 11.04.

            "Bankruptcy Code" has the meaning provided in
Section 8.05.

            "Borrowers" has the meaning provided in the preamble to this Agreement.

            "Borrowers General Security Agreement" means the Borrowers General Security Agreement substantially in the form of Exhibit H-1 hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Borrowers Pledge Agreement" means the Borrowers Securities Pledge Agreement substantially in the form of Exhibit F-1 hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Business Day" means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

            "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

            "Capitalized Lease Obligations" of any Person means all obligations under Capital Leases of such Person or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

            "Cash" means money, currency or a credit balance in a Deposit Account.

            "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Corporation ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of
(x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or at least the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with any Bank or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

            "Closing Date" means the date on or before August 31, 1995 on which the Initial Revolving Loans were made.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means all of the Intellectual Property
Collateral, Pledged Collateral, Pledged Securities and
Mortgaged Property.

            "Collateral Agent" means Indosuez in its capacity as collateral agent for the Banks.

            "Commitment" means, with respect to each Bank, such Bank's A Revolving Loan Commitment and B Revolving Loan
Commitment.

            "Commitment Commission" has the meaning provided in
Section 2.03

            "Common Stock" means the common stock, par value $.01 per share, of the Company.

            "Communications Act" means the Communications Act of
1934, as amended, or any successor statute or law.

            "Company" has the meaning provided in the preamble to this Agreement.

            "Compliance Certificate" means a certificate issued pursuant to Section 6.01(f) signed by a chief financial officer, controller, chief accounting officer or other
Authorized Officer of a Borrower.

            "Consolidated Amortization Expense" for any Person means, for any period, the consolidated amortization expense of such Person for such period, determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

            "Consolidated Capital Expenditures" of any Person means, for any period, the aggregate gross increase during that period in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries, in conformity with GAAP, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or
(iii) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements; provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any other Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.

            "Consolidated Depreciation Expense" for any Person means, for any period, the consolidated depreciation expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

            "Consolidated EBITDA" for any Person means, for any period, the difference between (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Tax Expense, (iii) Consolidated Interest Expense, (iv) Consoli-dated Amortization Expense, (v) Consolidated Depreciation Expense and (vi) the amount of all non-cash items decreasing Consolidated Net Income for such period (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts receivable), less the amount of all non-cash items increasing Consolidated Net Income, less (B) the sum of the amounts for such period of (i) interest income and (ii) net gains on sales of assets to the extent included in Consolidated Net Income, whether or not extraordinary (excluding sales in the ordinary course of business), and other extraordinary gains, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

            "Consolidated Interest Expense" for any Person means, for any period, the sum of (x) total interest expense
(including that attributable to Capital Leases in accordance with GAAP) and (y) total cash dividends paid on any preferred stock, in each case of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness and preferred stock of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP. For purposes of clause
(y) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to such dividend requirements multiplied by a fraction, the numerator of which is such dividend requirement and the denominator of which is 1 minus the applicable actual combined Federal, state, local and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

            "Consolidated Net Income" for any Person means, for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any other Person (other than consolidated Subsidiaries of such Person) in which any third Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period,
(ii) the income (or loss) of any other Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or such other Person's assets are acquired by such Person or any of its consolidated

Subsidiaries, and (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary.

            "Consolidated Tax Expense" for any Person means, for any period, the consolidated tax expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

            "Contingent Obligations" means, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds
(i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and amounts that are included in
Section 7.17. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Copyright Office" means the Library of Congress, the Copyright Office of the Library of Congress, the Register of Copyrights, and any other agency or entity now or hereafter established or authorized to administer, enforce, or establish rules, regulations or policies for the administration or enforcement of, Section 111 of Title 17 of the United States
Code as now enacted or amended.

            "Credit Documents" means (i) this Agreement,
(ii) each Revolving Note, (iii) each Guarantee and (iv) each
Security Document.

            "Currency Protection Agreement" shall mean any foreign exchange contract, currency swap agreement, or other financial agreements or arrangements designed to protect any Borrower against fluctuations in currency values.

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "Destruction" has the meaning assigned to that term in the Mortgages.

            "Dividends" has the meaning provided in Section 7.08.

            "Documents" means each Credit Document.

            "Dollars" means United States Dollars.

            "Effective Date" has the meaning provided in
Section 11.10.

            "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) potential exposure to radio frequency ("RF") radiation.

            "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" means any entity, whether or not incorporated, which is under common control or would be considered a single employer with any Borrower within the meaning of Section 414(b), (c) or (m) of the Code and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA and regulations promulgated under that section.

            "Evaluation Materials" means this Agreement and all documents delivered to the Banks on or prior to the Closing
Date pursuant to this Agreement.

            "Event of Default" has the meaning provided in
Section 8.

            "Exchange Act" means the Securities Exchange Act of
1934, as amended.

            "Existing Credit Agreement" has the meaning provided in the recitals to this Agreement.

            "Existing Debt" means the Indebtedness of the Borrowers set forth on Annex V.

            "Existing Loans" has the meaning provided in the recitals to this Agreement.

            "FAA" means the Federal Aviation Administration or any governmental body or agency succeeding to the functions thereof.

            "FCC" means the Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

            "Final Maturity Date" means August 31, 1996.

            "Financing Proceeds" means the cash (other than Net Cash Proceeds) received by the Borrowers, directly or indirectly, from any financing transaction of whatever kind or nature, including without limitation from any incurrence of Indebtedness, any mortgage or pledge of an asset or interest therein (including a transaction which is the substantial equivalent of a mortgage or pledge), from the sale of tax benefits, from a lease to a third party and a pledge of the lease payments due thereunder to secure Indebtedness, from a joint venture arrangement, from an exchange of assets and a sale of the assets received in such exchange, or any other similar arrangement or technique whereby the Borrowers obtain Cash in respect of an asset, net of direct costs associated therewith.

            "FIRREA" means the Financial Institutions Reform,
Recovery and Enforcement Act of 1989, as amended from time to time, and any successor statute.

            "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

            "General Security Agreements" means and includes the Borrowers General Security Agreement, the Subsidiary General
Security Agreements and any other general security agreements delivered pursuant to Section 6.12 or 6.13.

            "Governmental Authority" shall mean any federal, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

            "Guarantee" means and includes, once executed and delivered, the Subsidiary Guarantees.

            "Guarantor" for purposes of this Agreement means any of the Subsidiary Guarantors.

            "Hazardous Materials" means pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product.

            "Home Systems" has the meaning provided in the preamble to this Agreement.

            "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations of such Person under Interest Rate Agreements or Currency Protection Agreements and (viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables, accrued expenses, deferred taxes and accrued income taxes, in each case arising in the ordinary course of business. For purposes of clause (iv) above (where the relevant Indebtedness has not been assumed by such first Person), the amount of Indebtedness is equal to the lesser of the amount of Indebtedness secured or the fair market value of the property subject to the Lien.

            "Indosuez" means Banque Indosuez, New York Branch.

            "Initial Bank" means a Bank that was an original signatory to this Agreement.

            "Initial Exercise Price" means the amount that equals seventy-five percent (75%) of the Fair Market Value (as defined in Exhibit M hereto) of the Common Stock determined as of the applicable Trigger Date.

            "Initial Revolving Loans" means the Initial Revolving
Loans made under this Agreement on the Closing Date.

            "Intellectual Property Collateral" shall mean all the Intellectual Property Collateral as defined in the Intellectual
Property Security Agreement.

            "Intellectual Property Security Agreement" shall mean the Intellectual Property Security Agreement substantially in the form of Exhibit G hereto, except for such changes therein as shall have been approved by the Agents and the Required
Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Intellectual Property Security Agreements" shall mean and include, once executed and delivered, the Intellectual Property Security Agreement and any other intellectual property security agreements delivered pursuant to Section 6.12 or 6.13.

            "Intercompany Indebtedness" means any Indebtedness of one Borrower to another Borrower.

            "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which the Borrowers are a party, designed to protect the Borrowers against fluctuations in interest rates.

            "ITFS" means Instructional Television Fixed Service, a class of television service licensed by the FCC for the transmission of instructional and cultural material to receiving locations and for which excess transmission capacity may be leased for commercial wireless cable operations.

            "Leases" means any now existing or hereafter acquired leases or subleases, easements, grants or similar instruments under which the Borrowers have the rights to use real property or rights-of-way in connection with the operation of the System, including, without limitation, those listed on Annex X hereto.

            "License" means any license, permit, or other authorization issued by the FCC or any other Governmental Authority, including any compulsory license under Section 111 of Title 17 of the United States Code as now enacted or amended, required for or pertaining to the System.

            "License Agreements" means, collectively, the instruments and agreements pursuant to which the Borrowers have been granted the rights and privileges (excluding FCC licenses but including any other governmental Licenses) to construct and operate the System indicated on Annex X.

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim, hypothecation, assignment for security or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

            "Loan Facility" means the credit facility evidenced by the Total A Revolving Loan Commitment and the Total B
Revolving Loan Commitment.

            "Materially Adverse Effect" means (i) any materially adverse effect (both before and after giving effect to the transactions contemplated hereby and by the other Documents) with respect to the operations, business, properties, assets, nature of assets, liabilities (contingent or otherwise), financial condition or prospects of any of the Borrowers and its Subsidiaries, (ii) any fact or circumstance (whether or not the result thereof would be covered by insurance) as to which singly or in the aggregate there is a reasonable likelihood of
(w) a materially adverse change described in clause (i) with respect to any of the Borrowers and its Subsidiaries, (x) the inability of any Borrower to perform in any material respect its Obligations hereunder or under any of the other Documents or the inability of the Lenders to enforce in any material respect their rights purported to be granted hereunder or under any of the other Documents or the Obligations (including realizing on the Collateral), or (y) a materially adverse effect on the ability to effect (including hindering or unduly delaying) the other transactions contemplated hereby and by the Documents on the terms contemplated hereby and thereby or (iii) any fact or circumstance relating to any Borrower as to which singly or in the aggregate there is a reasonable likelihood of any significant liability on the part of the Banks or the Agent.

            "MDS" means Multipoint Distribution Service, an omnidirectional, one way domestic transmission service (including boosters and signal benders) licensed by the FCC rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities which may be used for the distribution of television programming.

            "Merger Agreement" means the Agreement and Plan of Merger, dated March 28, 1995 by and between CAI Wireless
Systems, Inc., CAI Transactions P., Inc. and the Company.

            "MMDS" means Multichannel Multipoint Distribution Service, an omnidirectional, one way domestic transmission service (including boosters and signal benders) licensed by the FCC rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities which may be used for the distribution of television programming.

            "Mortgage" means a leasehold mortgage and security agreement creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit D hereto, containing such schedules and including such additional provisions and other deviations from such Exhibit as shall be necessary to conform such documents to applicable or local law or as shall be customary under local law and made and which shall be dated the date of delivery thereof and made by the owner of the Mortgaged Property described therein for the benefit of the Collateral Agent, as mortgagee, assignee and secured party, as the same may at any time be amended or supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Mortgaged Property" means each Real Property designated on Annex VII which shall be subject to a Mortgage.

            "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which any Borrower or its respective ERISA Affiliates is or has been required to contribute.

            "Net Award" has the meaning assigned to that term in each Mortgage.

            "Net Cash Proceeds" means (a) with respect to any Asset Sale in excess of $25,000, the aggregate cash payments received by the Borrowers from such Asset Sale, net of direct expenses of sale; provided that, with respect to taxes, expenses shall only include taxes to the extent that taxes are payable in cash in the current year or in the next succeeding year with respect to the current year as a result of such Asset Sale; and (b) with respect to any Taking or Destruction, the Net Award or Net Proceeds, as applicable, resulting therefrom, to be applied as Net Cash Proceeds under this Agreement pursuant to the provisions of Sections 8 and 9 of the Mortgages; provided, further, that Net Cash Proceeds shall not include any amounts or items included in the definition of Financing Proceeds or Net Financing Proceeds.

            "Net Financing Proceeds" means Financing Proceeds, net of direct expenses of the transaction and net of taxes (including income taxes) currently paid or payable in cash as a result thereof in the current year or in the next succeeding year with respect to the current year as a result of the transaction generating Net Financing Proceeds.

            "Net Proceeds" has the meaning assigned to that term in each Mortgage.

            "Obligations" means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document or secured by any of the Security Documents.

            "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief
Financial Officer or its Treasurer or any Assistant Treasurer;

provided that every Officers' Certificate with respect to compliance with a condition precedent to the making of any Loan hereunder shall include (i) a statement that the officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as they believe to be necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "OFS" means Operational Fixed Services, i.e. services licensed by the FCC from a fixed station, not open to public correspondence, using portions of the microwave spectrum operated by and for the use of Persons operating their own radio communication facilities in primarily the public safety, industrial, land transportation, marine or aviation services that may also be used for providing a wireless cable service.

            "Operating Lease" of any Person, shall mean any lease
(including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Pension Plan" means any pension plan as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained by or to which contributions are or have been made by any Borrower or its respective ERISA
Affiliates.

            "Permitted Encumbrances" has the meaning provided in
Section 7.03.

            "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Pledge Agreements" means and includes the Borrowers
Pledge Agreement, the Subsidiary Pledge Agreements and any securities pledge agreements delivered pursuant to Section 6.12 or 6.13.

            "Pledged Collateral" means all the Pledged Collateral as defined in the General Security Agreements.

            "Pledged Securities" means all the Pledged Collateral as defined in each of the Pledge Agreements.

            "Portion" means the A Revolving Portion or the B
Revolving Portion.

            "Prime Rate" means the rate which the Agent announces from time to time as its prime lending rate, as in effect from time to time. The rate the Agent announces as its prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the rate it announces as its prime lending rate.

            "Prior Liens" means Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

            "Real Property" means all right, title and interest of any Borrower or its respective Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Borrower together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

            "Registration Rights Agreement" means the
Registration Rights Agreement executed by the Company substantially in the form of Exhibit N hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Regulation G" means Regulation G of the Board of
Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Regulation T" means Regulation T of the Board of
Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Regulation X" means Regulation X of the Board of
Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Required Banks" shall mean at any time Banks holding at least 66-2/3% of the Loans; provided that for the purposes of Section 4, the requirement that any document, agreement, certificate or other writing is to be satisfactory to the Required Banks shall be satisfied if (x) such document, agreement, certificate or other writing was delivered in its final form to the Banks prior to the Effective Date (or if amended or modified thereafter, the Agent has reasonably determined such amendment or modification not to be material),
(y) such document, agreement, certificate or other writing is satisfactory to the Agent and (z) Banks holding more than 33-1/3% of the Loans held by Banks have not objected in writing to such document, agreement, certificate or other writing to the Agent prior to the Closing Date.

            "Restoration" has the meaning assigned to that term in each Mortgage.

            "Revolving Loan" means each and every A Revolving
Loan or B Revolving Loan.

            "Revolving Notes" means any A Revolving Note or B
Revolving Note.

            "SEC" means the Securities and Exchange Commission or any successor thereto.

            "Securities" means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Security Documents" means each of the Mortgages, the Pledge Agreements, the General Security Agreements, the
Intellectual Property Security Agreements and any other documents utilized to pledge as Collateral for the Obligations any property or assets of whatever kind or nature.

            "State and Local Real Property Disclosure
Requirements" means any state or local laws requiring notification of the buyer of real property, or notification, registration, or filing to or with any state or local agency, prior to the sale of any real property or transfer of control of an entity, of the actual or threatened presence or release into the environment, or the use, disposal, or handling of Hazardous Materials on, at, under, or near the real property to be sold or the entity for which control is to be transferred.

            "Statements of Account" means the statements of account required to be filed with the Copyright Office under
Section 111 of Title 17 of the United States Code as now enacted or amended.

            "Subscriber" means, with respect to the System, a Person at any given time contracting with any of the Borrowers for residential television services and who (A) is monthly receiving television signals supplied by a Borrower; (B) has commenced payment for such signals, directly or indirectly, under subscriptions with a Borrower; and (C) is not sixty-one or more days delinquent in payments as determined on such contractual basis. In cases involving multiple dwelling units, commercial billings and bulk sales, the number of Subscribers shall be computed by dividing (x) total monthly revenues from such sources less the portion of monthly revenues attributable to premium services not included in the basic rate charged by a Borrower to its single home Subscribers by (y) the basic rate charged by such Borrower to its single home Subscribers.

            "Subscriber Report" means a report of the Borrowers setting forth the total number of Subscribers on the last day of any given month and the total payments made by such Subscribers during such month.

            "Subsidiary" of any Person means and includes (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

            "Subsidiary Guarantee" means the Subsidiary Guarantee executed by each Subsidiary Guarantor substantially in the form of Exhibit E-1 hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Subsidiary Guarantor" means each Subsidiary of the Company other than Apartment Cable and Home Systems.

            "Subsidiary Pledge Agreement" means the Subsidiary Securities Pledge Agreement executed by the holders of the capital stock of each Subsidiary Guarantor other than the Borrowers substantially in the form of Exhibit F-2 hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Subsidiary Security Agreement" means the Subsidiary General Security Agreement substantially in the form of Exhibit H-2 hereto, except for such changes therein as shall have been approved by the Agent and the Required Banks, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Survey" means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner acceptable to the Agent) to the Agent and the Title Company and
(iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

            "System" means, collectively, the MMDS, MDS, ITFS and OFS television distribution and reception systems constructed and operated, or to be constructed and operated, or proposed to be constructed and operated, by the Borrowers in the

Philadelphia, Pennsylvania area, Cleveland, Ohio area,
Bakersfield, California area and Stockton/Modesto, California area, and any other counties or geographic regions in which the Borrowers may construct or operate such distribution and reception systems in the future, to provide a wireless cable service pursuant to the System Agreements.

            "System Agreements" means, collectively, all material instruments, licenses, permits and agreements of the Borrowers, now existing or hereafter acquired or obtained, relative to the construction and operation of the System.

            "Taking" has the meaning assigned to that term in each Mortgage.

            "Taxes" has the meaning provided in Section 3.04.

            "Title Company" means such title insurance or abstract company as shall be designated by the Agent.

            "Total A Revolving Loan Commitment" means the sum of the A Revolving Loan Commitment of each of the Banks.

            "Total Commitment" means the sum of the Total A
Revolving Loan Commitment and the Total B Revolving Loan
Commitment.

            "Total B Revolving Loan Commitment" means the sum of the B Revolving Loan Commitment of each of the Banks.

            "Trigger Date" means each of February 29, 1996, May
31, 1996 and August 15, 1996.

            "UCC" means the Uniform Commercial Code as in effect in the State of New York.

            "Unutilized Commitment" for any Bank at any time means, on and after the Closing Date, the aggregate of the unutilized A Revolving Loan Commitment of such Bank and the unutilized B Revolving Loan Commitment of such Bank.

            "Voting Stock" means all classes of capital stock of a corporation then outstanding and normally entitled to vote in the election of directors.

            "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, are owned directly or indirectly by such Person.

            "Written" or "in writing" means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

            SECTION 10.  The Agent.

            10.01 Appointment. Each Bank hereby irrevocably designates and appoints Indosuez as Agent (such term to include the Agent acting as Collateral Agent or in any other representative capacity under any other Credit Document) of such Bank to act as specified herein and in the other Credit Documents and each such Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 10. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower.

            10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

            10.03 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties by the Borrowers or any of their respective officers contained in this Agreement, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Document or for any failure of the Borrowers or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Borrowers to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Revolving Loans or of the existence or possible existence of any Default or Event of Default.

            10.04 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks (or to the extent specifically provided in Section 11.12, all the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

            10.05 Notice of Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, other than a default in the payment of principal or interest on the Revolving Loans hereunder unless it has received notice from a Bank or the Borrowers or any other Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

            10.06 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers and made its own decision to make its Revolving Loans hereunder and enter into this Agreement and the other agreements contemplated hereby. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            10.07 Indemnification. The Banks agree to indemnify the Agent in its capacity as such or in any other representa-tive capacity under any other Credit Document ratably according to their aggregate Revolving Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other
Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrowers;
provided that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.07 shall survive the payment of all Obligations.

            10.08 The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers, and other Affiliates of the Borrowers as though the Agent were not the Agent hereunder. With respect to the Revolving Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

            10.09 Successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent's resignation hereunder as Agent, the provisions of this
Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

            10.10 Resignation by Agent. A. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to the Borrowers and the Banks. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to subsections B and C below or as otherwise provided below; provided, however, that at the time of appointment of a successor Agent, if the Agent, through its possession, control, or ownership of Pledged Collateral or otherwise, holds, owns, or controls any permit, license or other authorization issued by the FCC such that the FCC must consent to the appointment of a successor Agent, until the FCC has consented to the appointment of a successor Agent, the Agent shall retain control over such Pledged Collateral or permit, license or other authorization.

            B. Upon any such notice of resignation of the Agent, the Required Banks shall appoint a successor Agent acceptable to the Borrowers and which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion.

            C. If a successor Agent shall not have been so appointed within said 15 Business Day period, the resigning Agent with the consent of the Borrowers (which consent shall not be unreasonably withheld) shall then appoint a successor Agent (which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion) who shall serve as Agent until such time, if any, as the Required Banks appoint a successor Agent as provided above.

            D. If no successor Agent has been appointed pursuant to subsection B or C by the 20th Business Day after the date such notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above.

            E.    The Agent may transfer its rights and
obligations to perform all of its functions and duties hereunder to its parent company or to any Affiliate of it or its parent company.

            SECTION 11.  Miscellaneous.

            11.01 Payment of Expenses, etc. The Borrowers agree, jointly and severally, to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel and local and FCC counsel to the Banks) with prior notice to the Borrowers of the engagement of any counsel and of each of the Banks in connection with the enforcement of the Credit Documents (including in connection with any "work-out" or other restructuring of the Borrowers' Obligations or in connection with any bankruptcy, reorganization or similar proceeding with respect to any Borrower) and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each of the Banks) with prior notice to the Borrowers of the engagement of any counsel and the reasonable fees and expenses of any appraisers or any consultants or other advisors engaged with prior notice to the Borrowers of any such engagement with respect to environmental or other matters; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent or Indosuez in connection with the assignment or attempted assignment to any other Person of all or any portion of Indosuez's interest under this Agreement pursuant to
Section 11.04 incurred prior to 90 days following the Closing Date, provided that no payments shall be required pursuant to this clause (ii) if Indosuez assigns all of its interest in the Revolving Loans within such period; (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) in-demnify each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including, without limitation, any and all losses, liabilities, claims, damages or expenses arising under Environmental Laws) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Revolving Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

            11.02 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time thereafter, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of Borrowers against and on account of the Obligations and liabilities of any Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of any Borrower purchased by such Bank pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Borrower, to such Borrower, c/o ACS Enterprises, Inc., 2510 Metropolitan Drive, Trevose, Pennsylvania 19053, Attention:
Alan Sonnenberg, with a copy to: Fox, Rothschild, O'Brien & Frankel, 2000 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103, Attention: Jerome E. Bogutz, Esq.; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, be effective upon receipt, or when telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company or overnight courier, as the case may be, or when sent by telex or telecopier, except that notices and communications to the Agent shall not be effective until received by the Agent.

            11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Revolving Notes, and their respective successors and assigns; provided that no Borrower may assign or transfer any of its interests hereunder without the prior written consent of the Banks; and provided, further, that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.04; provided that nothing in this Section 11.04 shall prevent or prohibit any Bank from (i) pledging its Revolving Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and (ii) subject to Section 11.04(b)(B), granting participations in or assignments of such Bank's Revolving Loans hereunder to its parent company and/or to any Affiliate of such Bank that is at least 50% owned by such Bank or its parent company.

            (b) Each Bank shall have the right to transfer, assign or grant participations in all or any part of its remaining Revolving Loans hereunder on the basis set forth below in this clause (b); provided that no assignee or participant of any Bank's rights shall be entitled to receive any greater payment under Section 1.08 than such Bank would have been entitled to receive with respect to the rights transferred. Each Bank may furnish any information concerning the Borrowers in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants).

            (A) Assignments. Each Bank, with the written consent of the Agent, which shall not be unreasonably withheld and which shall be evidenced on the notice in the form of Exhibit I-1 hereto, may assign pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit I-2 hereto all or a portion of its Revolving Loans hereunder pursuant to this clause (b)(A) to any Person; provided that any such assignment pursuant to this clause (b)(A) shall be with respect to Revolving Loans in the aggregate amount of at least $2,500,000 (or, if lower, the entire amount of such Bank's Revolving Loans). Any assignment pursuant to this clause (b)(A) will become effective five Business Days after the Agent's receipt of (i) a written notice in the form of Exhibit I-1 hereto from the assigning Bank and the assignee Bank and

      (ii) a processing and recordation fee of $2,000 from the assigning Bank in connection with the Agent's recording of such sale, assignment, transfer or negotiation; provided that such fee shall only be payable if the assignment is between a Bank and a party that is not a Bank prior to the assignment. The Borrowers shall issue a new Revolving Note to the assignee in conformity with Section 1.05 and the assignor shall return the old Revolving Note to the Borrowers. Upon the effectiveness of any assignment in accordance with this clause (b)(A), the assignee will become a "Bank" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Bank shall be relieved of its obligations hereunder with respect to the Revolving Loans or portion thereof, as the case may be, being assigned. The Agent shall maintain at the Agent's Office a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register in which it shall record the names and addresses of the Banks and the Revolving Loan Commitments of, and principal amount of the Revolving Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Agent or any Bank at any reasonable time and from to time upon reasonable prior notice.

            (B) Participations. Each Bank may transfer, grant or assign participations in all or any part of such Bank's Revolving Loans hereunder pursuant to this clause (b)(B) to any Person; provided that (i) such Bank shall remain a "Bank" for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the scheduled final maturity date of any of the Revolving Loans in which such participant is participating or (y) reduce the principal amount, interest rate or fees applicable to any of the Revolving Loans in which such participant is participating or postpone the payment of any interest or fees or (z) release all or substantially all of the Collateral (except as expressly permitted by the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit

      Documents (the participant's rights against the granting Bank in respect of such participation to be those set forth in the agreement with such Bank creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation; provided that such participant shall be considered to be a "Bank" for purposes of Sections
      11.02 and 11.06(b).

            11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Borrower in any case shall entitle a Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

            11.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations of any Borrower, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Revolving Loans, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligations then owed and due to such Bank bears to the total of such Obligations then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            11.07  Calculations; Computations.  (a)  The
financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 7 and all definitions used herein for any purpose shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Banks pursuant to Section 4.01(h).

            (b) All computations of interest and fees hereunder shall be made on the actual number of days elapsed over a year of 365 days.

            11.08 Governing Law; Submission to Jurisdiction; Venue. (a) This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and be governed by the laws of the State of New York applicable to contracts made and to be performed wholly therein. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower and each of the Banks hereby irrevocably accepts for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Borrower and each of the Banks further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Corporation Service Company and the Agent, respectively, as its agent for service of process, such service to become effective 30 days after such mailing. Each Borrower and each of the Banks hereby irrevocably appoints Corporation Service Company and the Agent, respectively, to serve as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against either Borrower or any Bank in any other jurisdiction.

            (b) Each Borrower and each of the Banks hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Agent.

            11.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrowers and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Agent's Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrowers and each Bank prompt written notice of the occurrence of the Effective Date.

            11.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            11.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each affected Bank and the Agent, (i) extend the scheduled final maturity date of any Revolving Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral or Guarantees (except as expressly permitted by the Credit Documents), (iii) amend, modify or waive any provision of Sec-tion 3.02, 3.04, Section 8, 10.07, 11.01, 11.02, 11.04, 11.06,
11.07(b) or 11.12, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Banks, or

(v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement. No provision of Section 10 may be amended without the consent of the Agent.

            11.13 Survival. All indemnities set forth herein including, without limitation, in Section 3.04, 10.07 or 11.01 shall survive the execution and delivery of this Agreement and the making of the Revolving Loans, the repayment of the Obligations and the termination of the Total Revolving Loan Commitment.

            11.14 Domicile of Revolving Loans. Each Bank may transfer and carry its Revolving Loans at, to or for the account of any branch office, Subsidiary or Affiliate of such Bank.

            11.15 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Credit Documents or the transactions contemplated hereby or thereby.

            11.16 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                           ACS ENTERPRISES, INC.


                           By: /s/ ALAN SONNENBERG
                              --------------------------
                               Name: Alan Sonnenberg
                               Title: Chairman of the Board


                           ACS HOME SYSTEMS, INC.


                           By: /s/ ALAN SONNENBERG
                              --------------------------
                               Name: Alan Sonnenberg
                               Title: Chairman of the Board


                           APARTMENT CABLE SYSTEMS, INC.


                           By: /s/ ALAN SONNENBERG
                              --------------------------
                               Name: Alan Sonnenberg
                               Title: Chairman of the Board

            Credit Agreement among ACS Enterprises, Inc., ACS Home Systems, Inc., Apartment Cable Systems, Inc., Banque Indosuez and the Banks listed herein.


                              BANQUE INDOSUEZ, NEW YORK BRANCH
                                as Agent and Collateral
                                Agent


                              By: /s/ JOHN G. POPP
                                  --------------------------
                                  Name: John G. Popp
                                  Title: First Vice President



                              By: /s/ R. HAYNES CHIDSEY
                                  --------------------------
                                  Name: R. Haynes Chidsey
                                  Title: Vice President


                              A Revolving Loan Commitment:           $22,000,000

                              B Revolving Loan Commitment:           $14,000,000